________________________________________________________________________________

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant [ ]

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[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            ------------------------

                                TIME WARNER INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



--------------------------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT IF OTHER THAN THE REGISTRANT)

                            ------------------------

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     4) Date Filed:.............................................................

________________________________________________________________________________

                                     [Logo]


                                                                  March 30, 1999


Dear Stockholder:

     You are cordially invited to attend the 1999 Annual Meeting of Stockholders of Time Warner Inc. on Thursday, May 20, 1999, beginning at 10:00 A.M., local time, at the Warner Bros. Studio, 4000 Warner Boulevard, Burbank, California 91522. A map indicating directions is on the back cover of the Proxy Statement. I look forward to greeting those of you who are able to attend the Meeting.

     Please vote on all the matters listed in the enclosed Notice of Annual Meeting of Stockholders. Your Board of Directors recommends a vote 'FOR' the proposals listed as items 1 through 5 in the Notice and described in the enclosed Proxy Statement.

     Whether or not you plan to attend in person, it is important that your shares be represented and voted at the Meeting. After reading the enclosed Notice and Proxy Statement, please sign, date and mail the proxy card or voting instructions in the envelope provided. This year, many stockholders will have a choice of voting by telephone, over the Internet or by using a traditional proxy or instruction card. Check your card or other information forwarded by your broker, bank or other holder of record to see which options are available to you.

     Because of security procedures required for access to the Warner Bros. Studio, if you plan to attend the Meeting, you must bring the Admission Ticket (which admits two people) included with the Notice and Proxy Statement or a Time Warner employee identification card. YOU WILL NOT BE PERMITTED INTO THE STUDIO WITHOUT ONE OF THESE. If you have not received an Admission Ticket, please contact the Shareholder Relations Department at (212) 484-6971.

                                         Sincerely,

                                         GERALD M. LEVIN

                                         GERALD M. LEVIN
                                         Chairman of the Board
                                         and Chief Executive Officer

                                TIME WARNER INC.
                              75 Rockefeller Plaza
                               New York, NY 10019
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 20, 1999

     The Annual Meeting (the 'Annual Meeting') of Stockholders of Time Warner Inc., a Delaware corporation (the 'Company'), will be held on Thursday, May 20, 1999 at the Warner Bros. Studio, 4000 Warner Boulevard, Burbank, California 91522 (see directions on back cover), commencing at 10:00 A.M., local time, for the following purposes:

          1. To elect 13 directors for a term of one year and until their successors are duly elected and qualified;

          2. To consider and approve a proposed amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares;

          3. To consider and approve the Time Warner Inc. 1999 Restricted Stock Plan;


          4. To consider and approve amendments to the Time Warner Inc. 1988 Restricted Stock Plan for Non-Employee Directors;


          5. To approve the appointment by the Board of Directors of the firm of Ernst & Young LLP as independent auditors of the Company for 1999; and

          6. To transact such other business as may properly come before the Annual Meeting.

     Only holders of the Company's common stock and preferred stock at the close of business on March 29, 1999, the record date, are entitled to vote on some or all of the matters listed in this Notice of Annual Meeting.

                                          TIME WARNER INC.

                                          PETER R. HAJE
                                          Secretary


March 30, 1999


THE ANNUAL MEETING WILL START PROMPTLY AT 10:00 A.M. TO AVOID DISRUPTION, ADMISSION MAY BE LIMITED ONCE THE MEETING STARTS. PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED PRE-ADDRESSED REPLY ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. ANY RECORD HOLDER WHO IS PRESENT AT THE MEETING MAY VOTE IN PERSON INSTEAD OF BY PROXY, THEREBY CANCELLING ANY PREVIOUS PROXY. YOU MAY NOT APPOINT MORE THAN THREE PERSONS TO ACT AS YOUR PROXY AT THE MEETING.

      YOU WILL BE REQUIRED TO SHOW THE ENCLOSED ADMISSION TICKET OR A
             COMPANY ID CARD TO ATTEND THE ANNUAL MEETING.

                                TIME WARNER INC.
                              75 Rockefeller Plaza
                               New York, NY 10019
                                PROXY STATEMENT

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Time Warner Inc., a Delaware corporation (the 'Company'), for use at the Annual Meeting of the Company's stockholders (the 'Annual Meeting') to be held on Thursday, May 20, 1999 at the Warner Bros. Studio, 4000 Warner Boulevard, Burbank, California 91522, commencing at 10:00 A.M., local time, and at any adjournment or postponement, for the purpose of considering and acting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders.


     This Proxy Statement and accompanying forms of proxy and voting instructions are first being mailed on or about March 31, 1999 to stockholders entitled to vote at the Annual Meeting.


VOTING AT THE ANNUAL MEETING; RECORD DATE; CONFIDENTIAL VOTING

     Only holders of record of the Company's voting stock at the close of business on March 29, 1999, the record date, are entitled to notice of and to vote at the Annual Meeting. At that time, the number of shares entitled to vote and their voting rights were:


      1,134,120,007 shares of Common Stock, par value $.01 per share ('Common Stock'), each of which is entitled to one vote on all matters properly submitted at the Annual Meeting;


      57,061,942 shares of Series LMCN-V Common Stock, par value $.01 per share ('Series LMCN-V Stock'), each of which is entitled to 1/50 of a vote on the election of directors; and


      19,603,720 shares of five series of Convertible Preferred Stock, par value $.10 per share, consisting of 11,000,000 shares of Series D Preferred, 3,129,251 shares of Series E Preferred, 2,965,761 shares of Series F Preferred, 700,000 shares of Series I Preferred and 1,808,708 shares of Series J Preferred (collectively, the 'Voting Preferred Stock'), each of which is entitled to four votes on all matters properly submitted at the Annual Meeting.


     The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum. All share numbers in this Proxy Statement have been adjusted to reflect the two-for-one Common Stock split effected in December 1998 (the 'Stock Split').

     In accordance with the Company's confidential voting policy, all stockholder proxies, ballots and voting materials will be confidentially inspected and tabulated by independent inspectors of election and will not be disclosed to the Company except under certain limited circumstances.

REQUIRED VOTE

      A plurality of the votes duly cast is required for the election of directors.

      The affirmative vote of a majority in voting power of the outstanding shares of Common Stock and Voting Preferred Stock, voting together as a single class, is required to approve the proposed amendment to the Company's Restated Certificate of Incorporation (the 'Charter amendment proposal').

      The affirmative vote of a majority of the votes duly cast by the holders of Common Stock and Voting Preferred Stock, voting together as a single class, is required to approve the other matters to be acted upon at the Annual Meeting.

     An abstention is deemed 'present' but is not deemed a 'vote cast.' As a result, abstentions and broker 'non-votes' are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition. However, abstentions and broker 'non-votes' effectively are counted as votes against in tabulating votes on the Charter amendment proposal. A broker 'non-vote' occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Broker 'non-votes' and the shares as to which a stockholder abstains are included in determining whether a quorum is present.

PROXIES

     All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted as instructed on those proxies. If no instructions are indicated, the shares will be voted as recommended by the Board of Directors. No stockholder of record may appoint more than three persons to act as his or her proxy at the Annual Meeting.

     If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy will have discretion to vote on those matters in accordance with their own judgment to the same extent as the person signing the proxy would be entitled to vote. In accordance with the Company's By-laws, the Annual Meeting may be adjourned, including by the Chairman, in order to permit the solicitation of additional proxies. The Company does not anticipate that any other matters will be raised at the Annual Meeting.

     Any proxy may be revoked at any time before it is voted by (i) filing with the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed proxy, in either case later dated than the prior proxy relating to the same shares or (ii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not of itself revoke a proxy). Any written notice of revocation or subsequent proxy should be delivered to Time Warner Inc., 75 Rockefeller Plaza, New York, NY 10019, Attention: Secretary, or hand delivered to the Secretary, before the taking of the vote at the Annual Meeting.

     A copy of the Company's Annual Report to Stockholders for the year 1998, including financial statements, has been sent simultaneously with this Proxy Statement or has been previously provided to all stockholders entitled to vote at the Annual Meeting.

RECOMMENDATIONS OF THE BOARD OF DIRECTORS


     The Board of Directors recommends a vote FOR the election of the nominees for election as directors; FOR approval of the Charter amendment proposal; FOR approval of the Time Warner Inc. 1999 Restricted Stock Plan; FOR approval of amendments to the Time Warner Inc. 1988 Restricted Stock Plan for Non-Employee Directors; and FOR approval of the appointment of Ernst & Young LLP as independent auditors of the Company for 1999.


                              CORPORATE GOVERNANCE

ELECTION OF DIRECTORS

     The Company believes that, in the best interest of its stockholders, a majority of the members of its Board of Directors should, in the Board's judgment, have no direct or indirect material economic relationship with the Company other than as a result of customary directors' compensation or stock ownership ('Unaffiliated Directors'). Under the Company's By-laws, when the Board sets the slate of director nominees for election at an annual meeting of stockholders, it must determine that a majority of its members will be independent directors within the meaning of the By-laws, assuming the election of such slate. The Company also has a policy limiting the eligibility for nomination by the Board of Directors as a non-employee director to persons who would be less than 70 years old at the time of election.

     All the members of the Board of Directors are elected annually. Therefore, the terms of all of the Company's directors will expire at the Annual Meeting. The nominees for director at the Annual Meeting will be elected to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified. Each of the nominees is currently a director of the Company, and was elected by the stockholders. Assuming the election of these nominees, there will be 13 directors, of whom ten will be Unaffiliated Directors and three will be Affiliated Directors.

     The persons named in the enclosed proxy intend to vote such proxy for the election of each of the 13 nominees named below, unless the stockholder indicates on the proxy that the vote should be withheld from any or all of the nominees. Each nominee elected will continue in office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or retirement.

     The Company expects each nominee for election as a director at the Annual Meeting to be able to accept such nomination. If any nominee is unable to accept such nomination, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees.

     Set forth below is the principal occupation of, and certain other information regarding, the 13 nominees. References to the Company prior to the October 1996 merger (the 'TBS Merger') with Turner Broadcasting System, Inc. ('TBS') are to its predecessor.

                  NOMINEES FOR ELECTION AT THE ANNUAL MEETING

        NAME AND YEAR FIRST
        BECAME A DIRECTOR OF                                         PRINCIPAL OCCUPATION
            THE COMPANY                AGE                        DURING THE PAST FIVE YEARS
------------------------------------   ---   ---------------------------------------------------------------------
Merv Adelson .......................   69    CHAIRMAN OF EAST-WEST CAPITAL ASSOCIATES AND FORMER CHAIRMAN AND
  1989                                         CHIEF EXECUTIVE OFFICER OF LORIMAR TELEPICTURES. Mr. Adelson has
                                               served as Chairman of East-West Capital Associates (private investment company) since April 1989. Mr. Adelson served as Vice
                                               Chairman and a director of Warner Communications Inc. ('WCI') from
                                               January 1989 through August 1991. Prior to that, Mr. Adelson served as Chairman and Chief Executive Officer of Lorimar Telepictures
                                               Corporation from February 1986 until its acquisition by WCI in
                                               January 1989. He is also a director of 7th Level, Inc. and
                                               Faroudja, Inc. Mr. Adelson is an Unaffiliated Director.

J. Carter Bacot ....................   66    RETIRED CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF THE BANK OF NEW YORK.
  1996                                         Mr. Bacot served as Chairman and Chief Executive Officer of The
                                               Bank of New York Company, Inc. and Chairman of The Bank of New York
                                               from 1982 until February 8, 1998 and currently serves as a director and consultant. He is also a director of Associates First Capital
                                               Corporation and Venator Group, Inc. Mr. Bacot is an Unaffiliated
                                               Director.

Stephen F. Bollenbach ..............   56    PRESIDENT AND CHIEF EXECUTIVE OFFICER OF HILTON HOTELS CORPORATION.
  1997                                         Mr. Bollenbach has served as President and Chief Executive Officer of Hilton Hotels Corporation (lodging) since February 1996. Prior to that, Mr. Bollenbach was Senior Executive Vice President and
                                               Chief Financial Officer of The Walt Disney Company (entertainment)
                                               from April 1995 until February 1996 and President and Chief
                                               Executive Officer of Host Marriott Corporation (lodging) from
                                               October 1993 to April 1995. He is also a director of Hilton Hotels
                                               Corporation, Kmart Corporation, Ladbroke Group PLC and Park Place
                                               Entertainment Corporation (Chairman). Mr. Bollenbach is an
                                               Unaffiliated Director.

John C. Danforth ...................   62    PARTNER, BRYAN CAVE LLP AND FORMER UNITED STATES SENATOR. Mr.
  1998                                         Danforth has been a partner at Bryan Cave LLP (attorneys) since
                                               January 1995. Prior to that, Mr. Danforth served as a United States
                                               Senator representing the state of Missouri from 1976 until January
                                               1995. He is also a director of Cerner Corporation, The Dow Chemical
                                               Company and General American Life Insurance Company. Mr. Danforth
                                               is an Unaffiliated Director.

        NAME AND YEAR FIRST
        BECAME A DIRECTOR OF                                         PRINCIPAL OCCUPATION
            THE COMPANY                AGE                        DURING THE PAST FIVE YEARS
------------------------------------   ---   ---------------------------------------------------------------------
Beverly Sills Greenough ............   69    CHAIRMAN OF LINCOLN CENTER FOR THE PERFORMING ARTS. Mrs. Greenough
  1989                                         has served as the Chairman of Lincoln Center for the Performing
                                               Arts since June 1994, having served as a Managing Director of The
                                               Metropolitan Opera from 1991. Mrs. Greenough served as a director of WCI from 1982 to 1990. She is also a director of American
                                               Express Company and Human Genome Science Inc. Mrs. Greenough is an
                                               Unaffiliated Director.

Gerald Greenwald ...................   63    CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF UAL CORPORATION AND UNITED
  1997                                         AIRLINES, INC. Mr. Greenwald has served as Chairman and Chief
                                               Executive Officer of UAL Corporation (airline holding company) and
                                               United Airlines, Inc. since July 1994. Prior to that, he served as
                                               Chairman of Tatra, a Czech Republic truck manufacturer, from March
                                               1993 to July 1994. He is also a director of Aetna Inc. Mr.
                                               Greenwald is an Unaffiliated Director.

Carla A. Hills .....................   65    CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF HILLS & COMPANY AND FORMER
  1993                                         UNITED STATES TRADE REPRESENTATIVE. Ambassador Hills became
                                               Chairman and Chief Executive Officer of Hills & Company
                                               (international trade and investment consultants) in March 1993, having served in President Bush's Cabinet as the United States
                                               Trade Representative from February 1989 to January 20, 1993.
                                               Ambassador Hills is also a director of American International
                                               Group, Inc., Chevron Corporation, Lucent Technologies Inc. and TCW
                                               Group, Inc. Ambassador Hills is an Unaffiliated Director.

Gerald M. Levin ....................   59    CHAIRMAN OF THE BOARD OF DIRECTORS AND CHIEF EXECUTIVE OFFICER OF THE
  1988                                         COMPANY. Mr. Levin became Chairman of the Board of Directors and
                                               Chief Executive Officer of the Company on January 21, 1993 having served in other executive positions at the Company prior to that.
                                               He previously served as a director of the Company from 1983 until
                                               January 1987. He is also a member of the Board of Representatives of Time Warner Entertainment Company, L.P. and a director of The
                                               New York Stock Exchange, Inc. Mr. Levin is an Affiliated Director.

Reuben Mark ........................   60    CHAIRMAN AND CHIEF EXECUTIVE OFFICER OF COLGATE- PALMOLIVE COMPANY.
  1993                                         Mr. Mark has served as the Chief Executive Officer of
                                               Colgate-Palmolive Company (consumer products) since May 1984. In
                                               May 1986, he was elected Chairman. Mr. Mark is also a director of
                                               Citigroup Inc. and Pearson plc. Mr. Mark is an Unaffiliated
                                               Director.

        NAME AND YEAR FIRST
        BECAME A DIRECTOR OF                                         PRINCIPAL OCCUPATION
            THE COMPANY                AGE                        DURING THE PAST FIVE YEARS
------------------------------------   ---   ---------------------------------------------------------------------
Michael A. Miles ...................   59    FORMER CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER OF PHILIP
  1995                                         MORRIS COMPANIES INC. Mr. Miles served as Chairman of the Board and
                                               Chief Executive Officer of Philip Morris Companies Inc. (consumer products) from September 1991 until July 1994. He is also a director of The Allstate Corporation, Dell Computer Corporation,
                                               Morgan Stanley, Dean Witter, Discover & Co. and Sears, Roebuck and
                                               Co. and is a Special Limited Partner in Forstmann Little & Co. Mr.
                                               Miles is an Unaffiliated Director.

Richard D. Parsons .................   50    PRESIDENT OF THE COMPANY. Mr. Parsons became President of the Company
  1991                                         on February 1, 1995. Prior to that, Mr. Parsons served as the
                                               Chairman and Chief Executive Officer of The Dime Savings Bank of
                                               New York, FSB from January 1991. He served as a director of
                                               American Television and Communications Corporation, then an
                                               82%-owned subsidiary of the Company, from 1989 until 1991 and is currently also a director of Citigroup Inc. and Philip Morris
                                               Companies Inc. and a member of the Board of Representatives of Time
                                               Warner Entertainment Company, L.P. Mr. Parsons is an Affiliated
                                               Director.

R.E. Turner ........................   60    VICE CHAIRMAN OF THE COMPANY. Mr. Turner became Vice Chairman of the
  1996                                         Company upon consummation of the TBS Merger on October 10, 1996.
                                               Prior to that, Mr. Turner served as Chairman of the Board and
                                               President of TBS from 1970. Mr. Turner is an Affiliated Director.

Francis T. Vincent, Jr. ............   60    CHAIRMAN OF VINCENT ENTERPRISES. Mr. Vincent has been a private
  1993                                         investor at Vincent Enterprises since January 1, 1995. Prior to that, Mr. Vincent served as the Commissioner of Major League
                                               Baseball from September 1989 until September 1992. He is also a director of General Cigar Holdings, Inc., Oakwood Homes Corporation
                                               and Westfield America Corporation. Mr. Vincent is an Unaffiliated
                                               Director.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has designated five principal standing committees. The Company believes that it is in the best interest of the Company's stockholders that each of the Audit, Compensation and Nominating and Governance Committees be composed of at least a majority of Unaffiliated Directors. As noted below, each of the five standing Board committees, except the Values and Human Development Committee, is composed entirely of Unaffiliated Directors. The current members and functions of the Board's committees are as follows:

     Audit Committee. The Audit Committee is composed entirely of Unaffiliated Directors. Its members are Messrs. Bacot, Danforth and Miles (Chair). The functions of the Audit Committee, which met three times during 1998, include the review of (i) the professional services and independence of the Company's independent auditors; (ii) material changes in accounting policies and financial reporting practices and material developments in financial reporting standards in consultation with the independent auditors and management; (iii) the plan and scope of the annual external audit as recommended by the independent auditors;
(iv) the adequacy of the Company's internal accounting controls and the results of material internal audits in consultation with the independent auditors and the Company's chief internal auditor; (v) the Company's annual financial statements and the results of each external audit in consultation with management and the independent auditors; and (vi) the auditing and accounting principles and practices to be used in the preparation of the Company's financial statements in consultation with the Company's independent auditors and the Company's principal financial officer and principal accounting officer. The Audit Committee also oversees the Company's compliance program.

     The Audit Committee has authority to consider the qualification of the Company's independent auditors and make recommendations to the Board of Directors as to their selection, approve any material non-audit services to be rendered to the Company and review and resolve any differences of opinion between such independent auditors and management relating to the preparation of the annual financial statements.

     Compensation Committee. The Compensation Committee is composed entirely of Unaffiliated Directors. Its members are Mr. Bollenbach, Ambassador Hills and Messrs. Mark (Chair) and Vincent. The Compensation Committee, which met five times during 1998, has authority to engage independent compensation consultants to assist the Committee in its review of the Company's executive compensation. The Compensation Committee also has authority, as delegated by the Board of Directors, to review and approve the Company's employee benefit plans and administer its executive compensation plans. The Compensation Committee, after receiving and considering the recommendations of the Company's Chief Executive Officer, approves the salaries and incentive compensation (including the grant of stock options) and employment arrangements of the executive officers of the Company. See 'Compensation Committee Report on Compensation of Executive Officers of the Company.'

     Nominating and Governance Committee. The Nominating and Governance Committee is composed entirely of Unaffiliated Directors. Its members are Mr. Adelson, Mrs. Greenough and Messrs. Miles and Vincent (Chair). The Nominating and Governance Committee, which met three times during 1998, has authority to review the size, composition, functioning and level of compensation of the Board of Directors and recommends nominees to serve on the Board of Directors and considers the qualifications of candidates for election as directors. Nominees to the Board of Directors are selected on the basis of recognized achievements and their ability to bring various skills, experience and diverse perspectives to the deliberations of the Board of Directors. In carrying out its responsibilities, the Nominating and Governance Committee will consider candidates recommended by other directors, employees and stockholders. Written suggestions for nominees should be sent to the Secretary of the Company.

     The Company's By-laws provide that any stockholder of record who is entitled to vote for the election of directors may nominate persons for election as directors only if timely written notice in proper form of the intent to make a nomination at a meeting of stockholders is received by the Secretary of Time Warner at 75 Rockefeller Plaza, New York, NY 10019. To be timely and in proper form under the By-laws, the notice generally must be delivered not less than 70 nor more than 120 days prior to the date of the meeting at which directors are to be elected and must contain prescribed information about the proponent and each nominee, including such information about each nominee as would have been required to be included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission had such nominee been nominated by the Board of Directors.

     Finance Committee. The Finance Committee is composed entirely of Unaffiliated Directors. Its members are Messrs. Adelson (Chair), Bacot, Bollenbach and Greenwald. The Finance Committee, which met six times during 1998, has authority to review and make recommendations to the Board of Directors concerning the financial structure and financial condition of the Company and its subsidiaries, including annual budgets, long-term financial plans, corporate borrowings, investments, capital expenditures, long-term commitments and the issuance of stock. The Finance Committee also has the authority to approve such matters that are consistent with the general financial policies and direction from time to time determined by the Board of Directors.


     Values and Human Development Committee. The Values and Human Development Committee was established in May 1998. Its members are Mr. Danforth, Mrs. Greenough (Chair) and Messrs. Greenwald, Mark and Parsons. The Committee, which met twice during 1998, has the mandate to provide guidance and oversight to the Company's management in its (i) development and articulation of the Company's core values, commitments and social responsibilities; (ii) development of strategies for ensuring the Company's involvement in the communities in which it does business; (iii) establishment of a strategy for developing its human resources and leadership for the future; and (iv) efforts to find practical ways to increase workforce diversity at all levels and to evaluate the Company's performance in advancing the goal of greater workforce diversity.


     During 1998, the Board of Directors met seven times and no director attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of which he or she was a member, except for Mr. Turner, who attended five of the six regularly scheduled Board meetings.

DIRECTOR COMPENSATION

     During 1998, each Unaffiliated Director received $60,000 as an annual retainer, half of which was paid in cash (unless deferred by the director) and the remaining half in shares of Common Stock under the 1988 Restricted Stock Plan for Non-Employee Directors (the 'Directors' Restricted Stock Plan'), and an award of options covering 3,000 shares of Common Stock under the Time Warner 1996 Stock Option Plan for Non-Employee Directors (the 'Directors' Option Plan'). Effective January 1, 1999, the cash portion of the annual retainer was increased to $40,000. If the proposed amendments to the Directors' Restricted Stock Plan, discussed below under 'Approval of Amendments to the 1988 Restricted Stock Plan for Non-Employee Directors,' are adopted, the annual grant of Common Stock under such Plan would be increased to a market value of $40,000, effective for 1999 and thereafter until changed by the Board of Directors. No additional compensation is paid for service as a committee chair or member or for attendance at special meetings of the Board or a Board committee. Unaffiliated Directors are reimbursed for expenses incurred in attending Board and committee meetings, including those for travel, food and lodging.

     Directors who are officers of or employed by the Company or any of its subsidiaries are not additionally compensated for their Board and committee activities.

     Under the Directors' Restricted Stock Plan, which was approved by stockholders of the Company, each Unaffiliated Director has generally been issued an annual grant of shares of Common Stock ('Restricted Shares') having a market value of $30,000. During the restriction period provided under the Directors' Restricted Stock Plan, the Unaffiliated Director votes the

Restricted Shares, receives and retains all regular cash dividends and exercises all other rights as a holder of Common Stock, but may not dispose of the Restricted Shares, and the Company retains custody of the stock certificates and all distributions other than regular cash dividends.

     The restriction period ends, and all Restricted Shares (including any distributions retained by the Company) vest, upon the termination of the Unaffiliated Director's service on the Board of Directors on account of (i) mandatory retirement; (ii) failure to be reelected by stockholders; (iii) death or disability; and (iv) the occurrence of certain transactions involving a change in control of the Company; and, with the approval of the Board on a case by case basis, under certain other designated circumstances. If an Unaffiliated Director leaves the Board of Directors for any other reason, then all his or her Restricted Shares are forfeited to the Company. In 1998, each Unaffiliated Director received 760 Restricted Shares under the Directors' Restricted Stock Plan.

     The Company also has a deferred compensation plan for Unaffiliated Directors. Under this plan, Unaffiliated Directors may elect each year to defer payment of 25%, 50%, 75% or 100% of their cash compensation payable during the next calendar year. Amounts deferred under the plan are increased based on an interest factor or the hypothetical investment in shares of Common Stock and dividends thereon, with the higher valuation used to determine the amount paid upon distribution. Amounts deferred are payable in a lump-sum or in installments, generally upon attainment of age 70 or cessation of service as a director of the Company for certain enumerated reasons.

     Each Unaffiliated Director currently receives an annual award of nonqualified stock options ('Options') to purchase 3,000 shares of Common Stock (and related limited stock appreciation rights ('Limited SARs') that may be exercised only during a prescribed period following the occurrence of certain transactions involving a change in control of the Company) pursuant to the Directors' Option Plan. Under the Directors' Option Plan, which was approved by the Company's stockholders, the Options and related Limited SARs are automatically awarded on the tenth New York Stock Exchange trading day after each annual meeting of the Company's stockholders. The purchase price of the shares of Common Stock covered by each Option is equal to the fair market value of the Common Stock on the date of grant. Each Option (and the related Limited
SAR) becomes exercisable (cumulatively to the extent not previously exercised) at the rate of one-third of the aggregate number of shares covered thereby at the end of each successive one-year period following the date of grant and expires ten years after the date of grant.

     The Directors' Option Plan also provides that awards become immediately exercisable in full (i) when the director leaves the Board of Directors for any reason, except that upon removal for cause all unexercised Options immediately terminate, or (ii) if certain 'change-in-control' transactions occur. Options remain exercisable for one year after the director dies and for five years after the director leaves the Board of Directors for any reason other than death or removal for cause (but not beyond the ten-year term of the Option).

     The Directors' Option Plan replaced the Company's retirement plan (the 'Directors' Retirement Plan') for its Unaffiliated Directors and no benefits accrue under the Directors' Retirement Plan after May 1996. Under the Directors' Retirement Plan, each Unaffiliated Director who served as such for at least three years will receive an annual retirement benefit commencing after the later of stepping down from the Board of Directors or attaining age 60 (or earlier in the event such Unaffiliated Director becomes disabled) equal to $30,000, which benefit will be paid for the number of years of service as an Unaffiliated Director through May 16, 1996. Service as an outside director of WCI prior to July 24, 1989 is considered credited service under the Directors' Retirement Plan. In the event an Unaffiliated Director dies prior to the commencement or completion of payment of benefits under the Directors' Retirement Plan, a lump-sum cash payment will be made in an amount equal to the total benefits or remaining benefits the Unaffiliated Director would have been entitled to receive had he or she not died. The Chief Executive Officer of the Company may accelerate payment of the annual retirement benefit accrued to an Unaffiliated Director under the Plan.

                               SECURITY OWNERSHIP

SECURITY OWNERSHIP OF THE BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth as of February 1, 1999 for each current director, each nominee for election as a director, each of the executive officers named in the Summary Compensation Table below and for all current directors and executive officers as a group, information concerning the beneficial ownership of Common Stock.

     As of February 1, 1999, the approximate aggregate market value of the Common Stock held by certain persons as set forth in the table below (exclusive of stock options) was as follows: ten current Unaffiliated Directors -- $99 million; and all current directors -- $7.1 billion. In addition, as of December 31, 1998, the trusts maintained pursuant to the Company's qualified employee benefit plans, other than pension plans, held Common Stock valued at approximately $2.2 billion in accounts for the benefit of employees of the Company and its subsidiaries.

                                                                         COMMON STOCK BENEFICIALLY OWNED(1)
                                                                       ---------------------------------------
                                                                        NUMBER OF       OPTION      PERCENT OF
NAME                                                                     SHARES       SHARES(2)       CLASS
--------------------------------------------------------------------   -----------    ----------    ----------

Merv Adelson........................................................     1,402,376         3,000        *
J. Carter Bacot (3).................................................         9,090         1,000        *
Stephen F. Bollenbach...............................................         2,090         1,000        *
Richard J. Bressler (10)............................................        11,272       658,884        *
John C. Danforth (4)................................................         7,010                      *
Beverly Sills Greenough (5).........................................        46,264         3,000        *
Gerald Greenwald (6)................................................        18,890         1,000        *
Peter R. Haje (10)..................................................        20,004     1,430,000        *
Carla A. Hills......................................................         9,664         3,000        *
Gerald M. Levin (7)(10).............................................       876,329     5,876,704        *
Reuben Mark.........................................................        24,464         3,000        *
Michael A. Miles....................................................        22,158         3,000        *
Richard D. Parsons (10).............................................        22,623     1,400,000        *
R.E. Turner (8)(10).................................................   112,077,517     2,133,336      10.1%
Francis T. Vincent, Jr. (9).........................................        39,564         3,000        *
All current directors and executive officers (18 persons) as a group
  (3)-(10)..........................................................   114,602,231    11,865,596      11.1%

------------

  * Represents beneficial ownership of less than one percent of issued and outstanding stock on February 1, 1999.

 (1) Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Securities and Exchange Commission ('SEC'). Unless otherwise indicated, beneficial ownership includes both sole voting and sole investment power. This table does not include, unless otherwise indicated, any shares of Common Stock or other equity securities of the Company which may be held by pension and profit-sharing plans of other corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees. As of February 1, 1999, the only equity securities of the Company beneficially owned by the named persons or group were shares of Common Stock and options to purchase Common Stock.

 (2) Reflects shares of Common Stock subject to options to purchase Common Stock issued by the Company which, on February 1, 1999, were unexercised but were exercisable within 60 days from that date. These shares are excluded

                                              (footnotes continued on next page)

(footnotes continued from previous page) from the column headed 'Number of Shares.' 196,000 of the stock options shown for Mr. Bressler have been transferred to a family-owned limited partnership.

 (3) Includes 5,000 shares of Common Stock purchased by Mr. Bacot on February 11, 1999.

 (4) Includes 500 shares of Common Stock purchased on February 4, 1999 by a trust of which Mr. Danforth's wife is the trustee and sole beneficiary, as to which Mr. Danforth disclaims any beneficial ownership, and 5,750 shares of Common Stock held by two trusts of which Mr. Danforth is a beneficiary and as to which he shares voting and investment control.

 (5) Includes 20,480 shares of Common Stock held by a trust of which Mrs. Greenough is the beneficiary but as to which she has no voting or investment control.

 (6) Includes 4,000 shares of Common Stock held by Mr. Greenwald's wife, as to which Mr. Greenwald disclaims any beneficial ownership.

 (7) Includes 30,000 shares of Common Stock held by Mr. Levin's wife, as to which Mr. Levin disclaims any beneficial ownership.

 (8) Includes (a) 579,884 shares of Common Stock owned by a corporation wholly owned by Mr. Turner, (b) 2,600,998 shares of Common Stock held by a trust over which Mr. Turner has sole voting and dispositive control, (c) 6,028,896 shares of Common Stock held by a limited partnership of which Mr. Turner is the sole general partner, (d) 4,000,000 shares of Common Stock that, on May 12, 2000, Mr. Turner has the right to put to a broker at $19.815 per share and the broker has a right to call from Mr. Turner at $30.45 per share (which call Mr. Turner may settle in cash), (e) 770,000 shares of Common Stock owned by Mr. Turner's wife and (f) 5,000,000 shares of Common Stock held by the Turner Foundation, Inc., of which Mr. Turner is one of six trustees. Mr. Turner disclaims beneficial ownership of shares held by his wife and the Turner Foundation, Inc.

 (9) Includes 1,100 shares of Common Stock held by Mr. Vincent's wife, as to which Mr. Vincent disclaims any beneficial ownership.

(10) Includes (a) an aggregate of approximately 51,383 shares of Common Stock held by a trust under the Time Warner Savings Plan for the benefit of current directors and executive officers of the Company (including 9,002 shares for Mr. Bressler, 7,028 shares for Mr. Haje, 22,037 shares for Mr. Levin, 297 shares for Mr. Parsons and 203 shares for Mr. Turner) and (b) an aggregate of 805,600 shares of Common Stock beneficially owned by certain relatives of such persons.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Set forth below is the name, address, stock ownership and voting power of each person or group of persons known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, Series LMCN-V Stock or any series of Voting Preferred Stock, and, unless otherwise indicated, is based on information provided to the Company as of February 1, 1999 by the beneficial owner.

                                                                          SHARES OF
                                                                            STOCK                     PERCENT OF
NAME AND ADDRESS                                                         BENEFICIALLY   PERCENT OF      VOTING
OF BENEFICIAL OWNER                                                         OWNED        CLASS(1)      POWER(2)
----------------------------------------------------------------------   -----------    ----------    ----------
COMMON STOCK
Capital Research and Management Company (3) ..........................    76,035,664         6.7%         5.9%
  333 South Hope Street
  Los Angeles, CA 90071
FMR Corp. (4) ........................................................   111,620,626         9.8          9.0
  82 Devonshire Street
  Boston, MA 02109
Janus Capital Corporation (5) ........................................    72,717,155         6.4          5.7
  100 Fillmore Street
  Denver, CO 80206
R.E. Turner (6) ......................................................   112,077,517        10.1          9.3
  c/o Turner Broadcasting System, Inc.
  One CNN Center
  Atlanta, GA 30303
SERIES LMCN-V STOCK
Liberty Media Corporation (7) ........................................    57,061,942       100.0          *
  8101 East Prentice Avenue
  Englewood, CO 80111

                                                  (table continued on next page)

                                                                          SHARES OF
                                                                            STOCK                     PERCENT OF
NAME AND ADDRESS                                                         BENEFICIALLY   PERCENT OF      VOTING
OF BENEFICIAL OWNER                                                         OWNED        CLASS(1)      POWER(2)
----------------------------------------------------------------------   -----------    ----------    ----------
SERIES D PREFERRED STOCK
Houston Industries Incorporated ......................................    11,000,000       100.0          3.6
  d/b/a Reliant Energy, Incorporated
  1111 Louisiana
  Houston, TX 77002
SERIES E AND F PREFERRED STOCK
Alan Gerry (8) .......................................................      SERIES E        99.3
  Loomis Road                                                              3,107,956
  Liberty, NY 12754                                                                                       2.3
                                                                            SERIES F
                                                                           2,503,580        84.4
FW Strategic Partners, L.P. ..........................................      SERIES F
  201 Main Street                                                            442,000        14.9           *
  Fort Worth, TX 76102
SERIES I PREFERRED STOCK
Toshiba Corporation (9) ..............................................       700,000       100.0           *
  1-1, Shibaura 1-chome
  Minato-Ku, Tokyo 105
  Japan
SERIES J PREFERRED STOCK (10)
Trust for the benefit of Gordon Gray, Jr..............................       461,426        25.5           *
Trust for the benefit of C. Boyden Gray...............................       284,381        15.7           *
Trust for the benefit of Burton C. Gray...............................       320,019        17.7           *
Trust for the benefit of Bernard Gray ................................       305,221        16.9           *
  c/o Wachovia Bank, N.A.
  P.O. Box 3099
  Winston-Salem, NC 27150
Nancy Maguire Gray, Trustee of the Nancy Maguire
Gray Trust u/a dated 12/16/94 ........................................       113,002         6.2           *
  P.O. Box 3199
  Church Street Station
  New York, NY 10008
Eaton Vance Management (11) ..........................................       136,002         7.5           *
  24 Federal Street
  Boston, MA 02110
Greene Street Exchange Fund L.P. (12) ................................       125,981         7.0           *
  c/o Goldman, Sachs & Co.
  One New York Plaza
  New York, NY 10004

------------

  *  Less than 1%.

 (1) Each share of Voting Preferred Stock is currently convertible into 4.16528 shares of Common Stock. Of the holders of Voting Preferred Stock identified in this table, none could be deemed beneficially to own more than 5% of the Common Stock pursuant to Rule 13d-3. Under certain circumstances, each share of Series LMCN-V Stock is convertible into two shares of Common Stock; such circumstances are not currently present.

 (2) Each share of Voting Preferred Stock has four votes. Each share of Series LMCN-V Stock currently has 1/50 of a vote on certain limited matters.


 (3) Beneficial ownership is as of December 31, 1998. Capital Research and Management Company, an investment adviser, has filed with the SEC Amendment No. 2, dated February 23, 1999, to its statement on Schedule 13G to the effect that (a) it (directly or indirectly) has sole dispositive power over all these shares, (b) it has voting power over none of these shares, (c) the shares of Common Stock reported as beneficially owned include 4,760,064 shares of Common Stock reported as issuable upon the conversion of 2,880,000 shares of 7.00% automatic common exchange securities due 2000 of Houston Industries Incorporated (the 'Houston ACEs') (these shares have been excluded from the calculation of voting power), (d) all of the reported shares are held for the benefit of its clients and (e) it and each of its subsidiary investment management companies acts separately in exercising investment discretion over its managed accounts.


                                              (footnotes continued on next page)

(footnotes continued from previous page)

 (4) Beneficial ownership is as of December 31, 1998. FMR Corp., a holding company, has filed with the SEC Amendment No. 2, dated February 1, 1999, to its statement on Schedule 13G to the effect that (a) it (directly or indirectly) has sole dispositive power over all these shares, (b) it has sole voting power over 5,120,422 of these shares and no shared voting power, (c) these shares are held principally by Fidelity Management & Research Company, a wholly-owned investment adviser, (d) the shares of Common Stock reported as beneficially owned include 2,604,200 shares of Common Stock reported as issuable upon the conversion of 1,302,100 shares of Houston ACEs (these shares have been excluded from the calculation of voting power), (e) these shares are, for the most part, held by investment companies and institutional accounts managed by subsidiaries of FMR Corp. and (f) the family of Edward C. Johnson 3d, including Mr. Johnson, the Chairman of FMR Corp., and his daughter Abigail Johnson, a director, and trusts for the family members' benefit may be deemed to form a controlling group with respect to FMR Corp.

 (5) Beneficial ownership is as of December 31, 1998. Janus Capital Corporation, an investment adviser, has filed with the SEC a statement on Schedule 13G dated February 5, 1999 to the effect that (a) because it acts as an investment adviser to several investment companies and individual and institutional clients, it may be deemed the beneficial owner of these shares, which are held by its clients, (b) it may be deemed to share dispositive and voting power over all these shares with Thomas H. Bailey, Chairman of the Board, President and owner of approximately 12.2% of Janus Capital Corporation, and (c) the shares of Common Stock reported as beneficially owned include 3,619,995 shares of Common Stock reported as issuable upon conversion of convertible securities (these shares have been excluded from the calculation of voting power).

 (6) Includes (a) 579,884 shares of Common Stock owned by a corporation wholly owned by Mr. Turner, (b) 2,600,998 shares of Common Stock held by a trust over which Mr. Turner has sole voting and dispositive control, (c) 6,028,896 shares of Common Stock held by a limited partnership of which Mr. Turner is the sole general partner, (d) 4,000,000 shares of Common Stock that, on May 12, 2000, Mr. Turner has the right to put to a broker at $19.815 per share and the broker has a right to call from Mr. Turner at $30.45 per share (which call Mr. Turner may settle in cash), (e) 770,000 shares of Common Stock owned by Mr. Turner's wife and (f) 5,000,000 shares of Common Stock held by the Turner Foundation, Inc., of which Mr. Turner is one of six trustees; and excludes 2,133,336 shares of Common Stock subject to options to purchase Common Stock issued by the Company which, on February 1, 1999, were unexercised but were exercisable within 60 days from that date (but such shares are included in the percent-of-class calculation but not voting power). Mr. Turner disclaims beneficial ownership of shares held by his wife and the Turner Foundation, Inc.

 (7) Consists of shares beneficially owned by Liberty Media Corporation, through its direct and indirect subsidiaries; excludes 559,066 shares of Common Stock held by TCI TKR Cable II, Inc., an indirect wholly owned subsidiary of Tele-Communications, Inc. In March 1999, AT&T Corp. acquired Tele-Communications, Inc., and Liberty Media Corporation (its subsidiary), but incumbent management of Liberty Media Corporation has voting and investment control over the Series LMCN-V Stock.


 (8) Includes (a) 1,174,460 shares of Series F Preferred Stock held by four limited partnerships of which Mr. Gerry is the general partner and (b) 440,000 shares of Series F Preferred Stock held by the Gerry Foundation Inc., of which Mr. Gerry is the President and one of five family members on the Board of Directors. Voting power includes 5,468,784 shares of Common Stock beneficially owned by Mr. Gerry (of which 486,000 shares are held by the Gerry Foundation Inc. and 50,000 shares are held by the Beaverkill Foundation, of which Mr. Gerry's wife is the President and one of four family members on the Board of Directors). Mr. Gerry disclaims beneficial ownership of shares held by the Gerry Foundation Inc. and the Beaverkill Foundation.



 (9) Includes 17,000 shares of Series I Preferred Stock held by a wholly owned subsidiary of Toshiba Corporation. See 'Additional Information.'


(10) The trusts for the benefit of each of Gordon Gray, Jr. and C. Boyden Gray also hold 1,713,092 and 345,471 shares of Common Stock, respectively, and those trusts and the trusts for the benefit of each of Burton C. Gray and Bernard Gray each also holds 293,740 shares of Common Stock in an escrow account subject to restrictions on disposition. The Nancy Maguire Gray Trust also holds 94,552 shares of Common Stock. These shares of Common Stock are included in the calculation of voting power of the beneficial owners.

(11) Beneficial ownership is as of February 12, 1999. Eaton Vance Management manages, directly and indirectly, investment companies, individual accounts and trusts that also hold 626,348 shares of Common Stock, which are included in the calculation of voting power.

(12) Voting and dispositive control is shared with Goldman Sachs Asset Management, a separate operating division of Goldman, Sachs & Co.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON COMPENSATION OF EXECUTIVE OFFICERS OF THE
COMPANY

     The Compensation Committee of the Board of Directors furnished the following report on executive compensation.

     In 1998, the Company once again achieved its main financial and strategic goals and the Company's stockholders benefited from substantial appreciation in the Company's stock price. In the Committee's view, the Company's continuing emphasis on financial discipline and cash flow generation and continuing implementation of initiatives begun in prior years contributed significantly to the Company's 1998 results. The increases in 1998 compensation for the Company's senior management are primarily attributable to these accomplishments, as discussed in greater detail below, and are consistent with the Company's established executive compensation philosophy.

Compensation Philosophy

     The Company's executive compensation programs are principally designed to give executives strong incentives to focus on and achieve the Company's business objectives, the principal ones being to increase free cash flow and long-term stockholder value. Key elements of the incentive compensation programs are an annual performance-based incentive bonus, which seeks to recognize individual performance each year, and stock options, which provide substantial long-term financial reward to an executive only if the stockholders also gain long-term stock price appreciation over the option period.

     The Company's executive officers are employed under employment agreements providing for their services for an extended period. The terms of the employment agreements of the principal executive officers are outlined under 'Employment Arrangements.' While a minimum salary is contractually specified, the largest elements of executive compensation, the annual bonus and stock option awards, are generally subject to the discretion of the Compensation Committee, which is comprised entirely of Unaffiliated Directors.

     The Compensation Committee, with the assistance of a leading outside compensation consultant, reviewed total compensation for the Company's executive officers in the context of total compensation packages awarded to executives with similar responsibilities at selected public companies in the consumer product, entertainment and media businesses. The Compensation Committee believes that the Company's most direct competitors for executive talent are composed of a broader range of companies than those with which the Company would ordinarily be compared for stock performance purposes. Thus, the compensation comparison group included companies that are not included in the peer group index in the graph that appears below.

1998 Annual Bonus Determinations

     Annual Bonus Plan. The Compensation Committee's determination of the annual incentive bonus for Mr. Levin and each other executive officer of the Company named in the Summary Compensation Table appearing below starts with the calculation of his 1998 maximum bonus under the stockholder-approved Annual Bonus Plan. This calculation is based on a percentage of the amount by which the Company's 1998 earnings before interest, taxes, depreciation and amortization ('EBITDA'), as adjusted pursuant to the Annual Bonus Plan, exceeded the Company's average EBITDA for the preceding three years. This calculation resulted in maximum individual annual bonuses substantially in excess of the actual bonuses paid as shown in the Summary Compensation Table below.

     1998 Accomplishments. The Compensation Committee considered a variety of factors in making its compensation decisions and no specific weighting was assigned to any one of those factors. The accomplishments that the Committee thinks contributed to a successful 1998 included:

           The Company achieved its aggressive 1998 EBITDA and EBITA (earnings before interest, taxes and amortization) targets on a Company-wide basis and at almost all divisions and set record aggregate divisional EBITDA, EBITA and cash flow levels.

           The Company achieved those results while growing its operating businesses and improving its credit profile.

           The Company achieved improved investment grade credit ratings from all the major corporate debt rating agencies as a result of the Company's strong operating performance, financial discipline and continued improvements in its leverage ratio (total net debt to adjusted EBITDA) and coverage ratio (adjusted EBITDA to total interest and preferred dividend expense).


           During 1998, the Company generated approximately $2.0 billion for debt reduction which increased its financial flexibility and permitted the redemption of its outstanding exchangeable preferred stock with $2.1 billion of lower cost debt, while holding overall debt levels steady. The financing activities during the year reduced the estimated annual after-tax cost of interest and preferred dividends by approximately $200 million. Included in the 1998 financing activities was the issuance of $1 billion of 30-year debt at a rate that the Company's lead underwriter advised was the lowest long-term interest rate for any similarly rated issuer over at least the last 30 years.


           The Company continued to implement, refine and expand the scope of its cross-divisional, collaborative, long-term business plan that focuses on (i) financial returns, cost controls, capital allocation and generation of free cash flow for debt reduction and, in time, stock repurchase and (ii) growing all of the operating businesses at sustainable rates by, among other things, identifying and initiating cross-divisional, coordinated strategies in such areas as consumer research, marketing, international business development and new media and technologies.

           During 1998, the Company repurchased approximately 60 million shares of Common Stock at an average price of approximately $38 per share.

           The Company continued its Company-wide cost management program that it started in 1997 and realized over $600 million in savings in 1998.

           The Company formed a Values and Human Development Committee of the Board of Directors, established a 14-member working group, including two senior executives from each division, as well as divisional working groups and began to develop and communicate a Company statement of core values, commitments and social responsibilities, which includes making the Company a workplace of choice for a diverse population.

     Mr. Levin's Annual Bonus. Mr. Levin's 1998 annual incentive bonus as Chairman of the Board and Chief Executive Officer was determined by the Compensation Committee and ratified by all of the Unaffiliated Directors. In determining his bonus, the Committee reviewed the calculation of his maximum bonus payable under the Annual Bonus Plan, the level of achievement of his 1998 financial performance goals (based on operational targets for divisional and aggregate EBITDA, EBITA and cash flow) and the Company's other accomplishments during 1998, as described above, all of which influenced the substantial increase in the market value of the Company's Common Stock leading to the two-for-one stock split in December 1998. Mr. Levin's 1998 bonus reflects the Compensation Committee's belief that Mr. Levin's performance warranted placing his total cash compensation for 1998 in the upper quartile of compensation paid to the chief executives in the comparison group discussed above. This determination was based on the Committee's overall evaluation of Mr. Levin's stewardship of the Company during 1998, the leadership he was providing and his positioning of the Company, its management, product lines and services for the future.

     Annual Bonuses for Executive Officers Other than the Chief Executive Officer. The Chief Executive Officer reviewed with the Compensation Committee the 1998 performance of each other executive officer, and recommended an annual bonus for each such executive. These recommendations primarily reflected individual qualitative executive contributions based upon the level of the executive's responsibilities, the efficiency and effectiveness with which he oversaw the matters under his supervision, and the degree to which he contributed to the accomplishment of the Company's goals. As these officers have overall corporate policy-making and administrative responsibilities, and, except for Mr. Turner, do not directly oversee principal operating units of the Company, the Compensation Committee's assessment of these executives relates generally to the accomplishment of their personal goals and the Company's achievements as a whole. However, the Company's financial performance was a key factor that affected the overall bonus level for all executive officers.

Stock Option Awards
     During 1998, each of the Company's executive officers was awarded stock options. These awards were made after a review of the exercise prices, numbers and dates of their previous option awards and the option awards made to other executives at the Company and in the comparison group. Although there are no precise targets with respect to the number of stock options for the executive officers, the Compensation Committee believes that the higher the level of an executive's responsibilities, the larger the stock-based component of his compensation should be, and that compensation based on stock price performance should be paid via stock-based compensation. Each of Messrs. Levin, Turner and Parsons was awarded a regular annual grant of stock options, one quarter of which have exercise prices 25% above the fair market value of the Common Stock on the date of grant and one quarter of which have exercise prices 50% above such fair market value. Mr. Turner's award of stock options in 1998 was made pursuant to the terms of his employment agreement with the Company and approved by the Compensation Committee. In addition, as reported in the Company's 1998 Proxy Statement, in March 1998, the Compensation Committee awarded Mr. Levin a special grant of performance-based stock options covering 700,000 shares of Common Stock which would vest and become exercisable only if the Common Stock price reached $72.06 (double the price on the date of grant) within five years of the award. These options vested and became exercisable on March 18, 1999. The terms of these awards are shown in more detail below.

Section 162(m) Considerations
     The Company expects that the compensation paid to executive officers under the Annual Bonus Plan will qualify for income tax deductibility under Section 162(m) of the Internal Revenue Code. In addition, the Company has adopted a general policy of awarding stock options to its executive officers only pursuant to plans that the Company believes will satisfy the requirements of Section 162(m). In 1998, the Company did not pay its executive officers compensation that would not be deductible as a result of the Section 162(m) deductibility limit.

  Members of the Compensation Committee

      Stephen F. Bollenbach
      Carla A. Hills
      Reuben Mark (Chair)
      Francis T. Vincent, Jr.

EXECUTIVE COMPENSATION SUMMARY TABLE

     The following table sets forth information concerning total compensation paid to the Chief Executive Officer and each of the four most highly compensated executive officers of the Company who served in such capacities on December 31, 1998 (the 'named executive officers') for services rendered to the Company during each of the last three fiscal years in their capacities as executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                               ANNUAL COMPENSATION            COMPENSATION(4)
                                     ---------------------------------------  ---------------
                                                                  OTHER         SECURITIES
      NAME AND PRINCIPAL                                         ANNUAL         UNDERLYING        ALL OTHER
           POSITION            YEAR    SALARY      BONUS     COMPENSATION(3)  OPTIONS AWARDED  COMPENSATION(5)
------------------------------ ----  ----------  ----------  ---------------  ---------------  ---------------
Gerald M. Levin............... 1998  $1,000,000  $7,800,000     $ 186,861        1,400,000        $ 597,885
  Chairman of the Board and    1997     700,000   6,500,000       198,554          700,000          458,701
  Chief Executive Officer      1996     700,000   4,000,000       209,624          700,000          459,773
R.E. Turner................... 1998  $  700,000  $6,000,000     $   --             600,000        $ 637,339
  Vice Chairman(1)             1997     700,000   5,000,000         --             600,000          438,085
                               1996     156,829   1,000,000         --           2,600,000           96,636
Richard D. Parsons............ 1998  $  600,000  $3,300,000     $ 122,907          300,000        $ 398,650
  President                    1997     600,000   2,750,000       117,593          300,000          406,299
                               1996     600,000   2,000,000        98,627          600,000          404,019
Richard J. Bressler........... 1998  $  450,000  $1,500,000     $  60,141          100,000        $ 310,428
  Executive Vice President     1997     350,000   1,200,000        53,338          100,000          228,175
  and Chief Financial          1996     350,000     900,000        50,500          200,000          219,421
  Officer(2)
Peter R. Haje................. 1998  $  550,000  $1,250,000     $  69,294           90,000        $ 387,321
  Executive Vice President     1997     550,000   1,200,000        64,939           90,000          395,816
  and General Counsel          1996     550,000   1,000,000        56,500           90,000          394,105

------------

(1) Mr. Turner became Vice Chairman on October 10, 1996, upon consummation of the TBS Merger. Compensation paid by TBS to Mr. Turner for services rendered to TBS prior to such date is not included in the table.

(2) Mr. Bressler became Executive Vice President and Chief Financial Officer on January 15, 1998, having served as Senior Vice President and Chief Financial Officer prior to that.

(3) In accordance with SEC rules, amounts totalling less than $50,000 have been omitted. The amounts of personal benefits shown in this column for 1998 that represent more than 25% of the applicable executive's total Other Annual Compensation include financial services of $85,000 to Mr. Levin, $75,000 to Mr. Parsons and $35,000 to each of Messrs. Bressler and Haje, transportation-related benefits (including an automobile allowance) of $94,085 to Mr. Levin and $45,285 to Mr. Parsons and automobile allowances of $24,000 to each of Messrs. Bressler and Haje.

(4) The number of stock options has been adjusted to reflect the Stock Split. None of the options indicated was awarded with tandem stock appreciation rights. None of such executive officers was awarded restricted stock during the relevant period and, as of December 31, 1998, only Mr. Parsons held any such shares. Those shares were awarded in or prior to 1994 under the Directors' Restricted Stock Plan in his capacity then as an Unaffiliated Director. The value of Mr. Parsons' 8,426 restricted shares based on the closing price of the Common Stock on the New York Stock Exchange Composite Listing on December 31, 1998 was $522,939. Mr. Parsons receives the dividends paid in cash on such shares. See 'Corporate Governance -- Director Compensation.'

(5) The amounts shown in this column for 1998 include the following:

        (a) In lieu of supplemental retirement plan benefits, the Company, as required by individual employment agreements, credited to an account for each named executive officer an amount equal to one-half of the total shown under the 'salary' column for each of 1998, 1997 and 1996. See 'Non-Current Compensation Accounts.'

        (b) Pursuant to the Time Warner Savings Plan (the 'Savings Plan'), a defined contribution plan available generally to employees of the Company, for the 1998 plan year, each executive named above deferred a portion of his annual compensation and the Company contributed $2,000 for the first $3,000 so deferred by the executive ('Matching Contribution'). These Matching Contributions were invested under the Savings Plan in a Common Stock fund. In addition, pursuant to a profit-sharing component of the Savings Plan, the Company may make annual contributions for the benefit of eligible employees of up to 12% of total eligible compensation; for 1998, the Company contributed 11%, including $17,600 for the account of each executive named above. Because the Internal Revenue Code of 1986, as amended (the 'Code'), limits the amount of eligible compensation under the Savings Plan ($160,000 for 1998) for any employee, the Company maintained for 1998 an unfunded, non-qualified, excess profit-sharing plan covering otherwise eligible compensation between $160,000 and $303,877 for 1998. The Company's accrual for this excess profit-sharing plan, $15,826 in 1998 for each named executive officer, is deemed to earn interest at a long-term applicable federal rate announced monthly by the Internal Revenue Service. The Company has discontinued contributions to this excess plan for years after 1998.

        (c) The Company maintains a program of life and disability insurance generally available to all salaried employees on the same basis. Commencing in 1997, group term life insurance coverage was reduced to $50,000 for each of the named executive officers, who are given an annual cash payment equal to the cost of replacing such reduced coverage under a voluntary group program available to employees generally. Such payments are included in the 'Other Annual Compensation' column. In addition, during 1998, the Company maintained for certain members of senior management, including the named executive officers, certain supplemental life insurance benefits and paid premiums for this supplemental coverage of approximately $250 each. The Company also maintained split-dollar life insurance policies on the lives of the named executive officers and paid the following amounts allocated to the term portion of the split-dollar

                                              (footnotes continued on next page)

(footnotes continued from previous page) coverage for 1998: Mr. Levin, $16,149; Mr. Turner, $13,926 (commencing May
    1998); Mr. Parsons, $4,288; Mr. Bressler, $2,058; and Mr. Haje, $8,817. The
    actuarial equivalent of the value of the premiums paid by the Company for 1998 based on certain assumptions regarding interest rates and periods of coverage are: Mr. Levin, $62,209; Mr. Turner, $219,263; Mr. Parsons, $62,974; Mr. Bressler, $49,752; and Mr. Haje, $76,645. It is anticipated that the Company will recover the net after-tax cost of the premiums on these policies or the cash surrender value thereof. During 1998, the Company imputed income of $32,400 to Mr. Turner in connection with the provision of term life insurance coverage under its group policy. For a description of life insurance coverage for certain executive officers provided pursuant to the terms of their employment agreements, see 'Employment Arrangements.'

STOCK OPTION GRANTS DURING 1998

     The following table sets forth certain information with respect to employee options to purchase shares of Common Stock ('options') awarded during 1998 to the named executive officers. All such options were nonqualified options. No stock appreciation rights ('SARs'), alone or in tandem with such stock options, were awarded in 1998.

                          STOCK OPTION GRANTS IN 1998

                                                            INDIVIDUAL GRANTS(1)
                                          ---------------------------------------------------------
                                                           PERCENT
                                          NUMBER OF        OF TOTAL
                                          SECURITIES       OPTIONS        EXERCISE
                                          UNDERLYING      GRANTED TO       OR BASE
                                           OPTIONS        EMPLOYEES         PRICE        EXPIRATION         GRANT DATE
                NAME                       GRANTED         IN 1998         ($/SH)           DATE         PRESENT VALUE(2)
-------------------------------------     ----------      ----------      ---------      ----------      -----------------
Gerald M. Levin(3)...................       700,000           3.9%         $ 36.03         3/17/08          $ 9,786,000
                                            350,000           1.9            36.03         3/17/08            4,893,000
                                            175,000           1.0            45.04         3/17/08            1,874,250
                                            175,000           1.0            54.04         3/17/08            1,433,250
R.E. Turner..........................       300,000           1.7%         $ 36.03         3/17/08          $ 4,194,000
                                            150,000            .8            45.04         3/17/08            1,606,500
                                            150,000            .8            54.04         3/17/08            1,228,500
Richard D. Parsons...................       150,000            .8%         $ 36.03         3/17/08          $ 2,097,000
                                             75,000            .4            45.04         3/17/08              803,250
                                             75,000            .4            54.04         3/17/08              614,250
Richard J. Bressler..................       100,000            .6%         $ 36.03         3/17/08          $ 1,398,000
Peter R. Haje........................        90,000            .5%         $ 36.03         3/17/08          $ 1,258,200

------------

(1) Information about these stock options has been adjusted to reflect the Stock Split. Options for executive officers are generally awarded pursuant to plans approved by the Company's stockholders and the terms are governed by the plans and the recipient's option agreement. The option exercise price is the fair market value of the Common Stock on the date of grant except for the awards to Messrs. Turner and Parsons and the regular award to Mr. Levin of which one quarter of the total award has an exercise price 25% above the fair market value of the Common Stock on the date of grant and one quarter of which has an exercise price 50% above such fair market value. Except for the special performance award to Mr. Levin (see note 3), the options shown in the table become exercisable in installments of one-third on the first three anniversaries of the date of grant, subject to acceleration upon the occurrence of certain events. Payment of the exercise price of an option may be made in cash or, in whole or in part, in full shares of Common Stock already owned by the holder of the option. The payment of withholding taxes due upon exercise of an option may generally be made with shares of Common Stock.

(2) These amounts represent the estimated present value of stock options at the date of grant calculated using the Black-Scholes option pricing model, based upon the following assumptions used in developing the grant valuations: an expected volatility of 21.5% based on a three-year period ending March 30, 1998; an expected term to exercise of eight years; a risk-free rate of return based on the interest rate of a U.S. Government zero-coupon bond in effect on the date of the award with an eight-year maturity (March 15, 1998 -- 5.65%); and a dividend yield of .5%. The actual value of the options, if any, realized by an officer will depend on the extent to which the market value of the Common Stock exceeds the exercise price of the option on the date the option is exercised. Consequently, there is no assurance that the value realized by an officer will be at or near the value estimated above. These amounts should not be used to predict stock performance.

(3) The vesting and exercisability of Mr. Levin's special grant of performance-based options covering 700,000 shares of Common Stock were subject to the Common Stock price reaching $72.06 within five years of the award. This condition has been satisfied.

OPTION EXERCISES AND VALUES IN 1998

     The following table sets forth as to each of the named executive officers information on option exercises during 1998 and the status of his options on December 31, 1998, as adjusted to reflect the Stock Split: (i) the number of shares of Common Stock underlying options exercised during 1998; (ii) the aggregate dollar value realized upon exercise of such options; (iii) the total number of shares of Common Stock underlying exercisable and nonexercisable stock options held on December 31, 1998; and (iv) the aggregate dollar value of in-the-money exercisable and nonexercisable stock options on December 31, 1998.

                     AGGREGATE OPTION EXERCISES DURING 1998
                                      AND
                       OPTION VALUES ON DECEMBER 31, 1998

                           NUMBER OF                          NUMBER OF SHARES                  DOLLAR VALUE OF
                             SHARES        DOLLAR          UNDERLYING UNEXERCISED           UNEXERCISED IN-THE-MONEY
                           UNDERLYING       VALUE            OPTIONS ON 12/31/98              OPTIONS ON 12/31/98*
                            OPTIONS       REALIZED      -----------------------------    ------------------------------
          NAME             EXERCISED     ON EXERCISE    EXERCISABLE    NONEXERCISABLE    EXERCISABLE     NONEXERCISABLE
------------------------   ----------    -----------    -----------    --------------    ------------    --------------
Gerald M. Levin(1)......     165,168     $5,560,080      5,410,038        2,099,994      $247,921,852     $ 56,181,794
R.E. Turner.............       --            --          1,933,336        1,866,664      $ 71,935,267     $ 57,748,233
Richard D. Parsons......       --            --          1,100,000          700,000      $ 44,658,250     $ 19,943,750
Richard J. Bressler(2)..      36,056     $1,216,739        558,884          233,332      $ 24,383,575     $  7,884,864
Peter R. Haje...........     100,000     $3,942,720      1,370,000          180,000      $ 69,525,126     $  5,873,850

------------

* Calculated using the closing price of $62.0625 per share on December 31, 1998 minus the option exercise price.

(1) The options exercised by Mr. Levin were awarded in 1988 and 1989. Mr. Levin is the only executive officer listed above who holds SARs awarded in tandem with any of his stock options. 270,032 of Mr. Levin's options held on December 31, 1998 were awarded with tandem SARs; they all were awarded on or prior to September 22, 1989 and are currently exercisable; and at December 31, 1998, they had a value of $12,299,794, but no separate value has been attributed to these SARs. These SARs are exercisable for Common Stock or cash, subject to a $250,000 limit on the amount of cash that may be received upon their exercise.

(2) Includes 196,000 exercisable options that Mr. Bressler has transferred to a family-owned limited partnership. At December 31, 1998, these options had a value of $8,133,541.

     The option exercise price of all the options held by the named executive officers is the fair market value of the Common Stock on the date of grant except for half of the regular annual options awarded to Messrs. Levin, Turner and Parsons in 1996, 1997 and 1998 (see 'Stock Option Grants in 1998') and 1,000,000 of Mr. Levin's options awarded in 1993, half of which have an exercise price 25% above the fair market value of the Common Stock on the date of grant and the other half of which have an exercise price 50% above such fair market value. All options held by the named executive officers become immediately exercisable in full upon the occurrence of certain events, including the death or total disability of the option holder, certain change-of-control transactions and, in most cases, a termination of employment as a result of the Company's breach of the holder's employment agreement. All such nonqualified options permit a portion of each award to be transferred by gift directly or indirectly to members of the holder's immediate family.

     The options held by executive officers remain exercisable for the full term of their employment agreements in the event their employment terminates as a result of the Company's breach. For some executive officers, some or all of their options remain exercisable for the full term of the options if their employment is terminated for any reason other than for cause, including death. Otherwise, options may generally be exercised for one year after death or total disability and five years after retirement. All options terminate immediately if the holder's employment is terminated for cause. The terms of the options shown in the chart are generally ten years, although 640,000 options held by Mr. Levin have a term of 15 years from the date of their award in 1989.

EMPLOYMENT ARRANGEMENTS


     The Company is, and during 1998 was, a party to employment agreements with the named executive officers of the Company. These agreements have been filed with the SEC as exhibits to the Company's periodic filings.



     Among other things, the agreements with the Company's named executive officers typically provide for: a fixed term of employment in a specified executive post; annual salary; contributions to a non-current compensation account, generally equal to 50% of annual salary, which is invested and paid out as described below under 'Non-Current Compensation Accounts'; an annual bonus in the discretion of the Compensation Committee, all or a portion of which may be deferred at the election of the executive officer (Mr. Levin may also defer a portion of his salary); and life insurance benefits to be provided by split dollar policies, generally for the life of the executive and pursuant to which the Company recovers an amount equal to the net after-tax cost to the Company of the premiums on such policy or the cash surrender value thereof, as well as $50,000 of group term life insurance under an insurance program generally provided by the Company to its employees and a cash payment equal to the premium for the coverage that would have otherwise been provided under the general terms of such program. The agreements also typically include provisions for the executive's participation in Company stock option and other compensation and benefit plans.


     Generally, such agreements include a narrow definition of the 'cause' for which an executive's employment may be terminated and in that event, the executive will only receive earned and unpaid base salary and contributions to the non-current compensation account accrued through such date of termination.


     These agreements typically provide that in the event of the Company's material breach or termination of the executive's employment during the term of employment without cause, the executive will be entitled to elect either (a) to receive a lump-sum payment equal to the present value of the compensation otherwise payable during the remaining portion of the executive's term of employment (including any advisory period) or (b) to remain an employee of the Company through the end of such period and, without having to perform any services, receive such compensation as if there had been no breach or termination. Mr. Bressler is also entitled to a minimum of one year of severance. Executives are not generally required to mitigate damages after such a termination, other than as necessary to prevent the Company from losing any tax deductions to which it otherwise would have been entitled for any payments deemed to be 'contingent on a change' under the Code. In addition, except for Mr. Turner's agreement, these agreements typically provide that if an executive thereafter obtains other employment, the total cash salary and bonus received therefrom for services prior to the expiration of the executive's employment term (up to the amount of compensation paid to the executive by the Company for such period) must be paid over to the Company as received except that the executive officer may retain and not pay over to the Company an amount equal to the severance he would have received in accordance with the Company's personnel policies if he had been job eliminated.



     If an executive becomes disabled during the term of his employment agreement, the executive typically will receive full salary, bonus and non-current compensation contribution for six months and 75% thereof through the end of the employment term or, in the case of Mr. Bressler, for one year, if longer. Non-current compensation contributions will be maintained and paid after giving effect to the executive's base salary after disability. Any such payments will be reduced by amounts received from Worker's Compensation, Social Security and disability insurance policies maintained by the Company.


     If an executive dies during the term of an employment agreement, generally the executive's beneficiaries will receive the executive's earned and unpaid salary and non-current compensation contribution to the last day of the month in which the death occurs and a pro rata portion of the executive's bonus for the year of his death.

     The minimum annual salaries and non-current compensation contributions under these agreements for the named executive officers are as shown for 1998 in the Summary Compensation Table, except that the current annual salary for Mr. Parsons is $750,000 and for Mr. Bressler is $600,000 with a non-current compensation contribution equal to one-half of the annual salary. The expiration dates of these agreements and the amounts of the individual life insurance coverage for the lifetime of such persons are: Mr. Levin -- December 31, 2003 and $6 million; Mr. Turner -- December 31, 2001 and $6 million; Mr.
Parsons -- December 31, 2004 and $5 million; Mr. Bressler -- December 31, 2004 and $4 million; and Mr. Haje -- December 31, 1999 (not including a two-year advisory period) and $4 million. Mr. Levin's agreement allows him, effective no earlier than June 30, 2002 and with not less than six months' prior notice to the Company, to give up his executive positions and become an advisor to the Company for the remainder of the agreement term. In that case, his advisory compensation would be equal to his annual salary and non-current compensation contribution. Mr. Parsons' agreement will terminate on December 31, 2001 if Mr. Parsons has not been designated Chief Operating Officer by June 30, 2001 with an effective date no later than January 1, 2002. Pursuant to the terms of their employment agreements, so long as each of Messrs. Levin, Turner and Parsons, respectively, is employed by the Company, the Company has agreed to include him in management's slate for election as a director and to use its best efforts to cause his election.


     In addition, under his employment agreement, in 1998 Mr. Turner was awarded stock options to purchase 600,000 shares of Common Stock half of which have exercise prices above the fair market value on the date of grant. See 'Stock Option Grants in 1998.' Mr. Turner is also entitled to two further annual awards of stock options each covering an additional 300,000 shares of Common Stock.

NON-CURRENT COMPENSATION ACCOUNTS

     The Company deposited non-current compensation contributions for each executive officer in 1998 into separate accounts maintained by the Company in a grantor trust established by the Company. The Company appoints an investment advisor for each such account subject to approval by the relevant executive. Funds are invested in securities as directed by the investment advisor, with the assumed after-tax effect upon the Company of gains, losses and income, and distributions thereof, and of interest expenses and brokerage commissions and other direct expenses attributed thereto, being credited or charged to the account. Payments are generally made to the officer from the account in installments to liquidate the account over a period of ten years, or such shorter period as the officer elects, commencing on the date employment terminates under the employment agreement. Such payments include an amount equal to the assumed tax benefit to the Company of the compensation deduction available for tax purposes for the portion of the account represented by the net appreciation in such account, even though the Company might not actually receive such tax benefit. Commencing in 1999, the Company's executive officers may elect to have half or all of these non-current compensation contributions credited to the Company's Deferred Compensation Plan. This Plan is an unfunded, nonqualified plan that permits higher-paid employees to make tax-deferred savings of certain compensation that exceeds the federal law limits for tax qualified benefit plans. Participants select among several crediting rates for their amounts credited to the Plan. These rates are based on the actual returns of certain investments offered under the Savings Plan.

     Amounts paid by the Company to the non-current compensation accounts of the named executive officers for 1998 and the portion, if any, of the 1998 annual bonus elected to be deferred by any such officer are included in the amounts shown in the Summary Compensation Table above.

TIME WARNER EMPLOYEES' PENSION PLAN

     The Time Warner Employees' Pension Plan, as amended (the 'Pension Plan'), provides benefits to eligible employees, including officers, of the Company and certain of its subsidiaries. Directors who are not also employees of the Company are not eligible to participate in the Pension Plan.

     A participant accrues benefits under the Pension Plan on the basis of 1 2/3% of the average annual compensation (defined as the highest average annual compensation for any five consecutive full and partial calendar years of employment, which includes regular salary, overtime and shift differential payments, and non-deferred bonuses paid according to a regular program) for each year of service up to 30 years and 1/2% for each year of service over 30. Compensation for purposes of calculating average annual compensation under the Pension Plan is limited to $200,000 per year for 1988 through 1993 and $150,000 per year for 1994 and thereafter (each subject to adjustments provided in the Code). Eligible employees become vested in all benefits under the Pension Plan on the earlier of five years of service or certain other events.

     Annual pension benefits are reduced by a Social Security offset determined by a formula that takes into account credited service up to 35 years, covered compensation up to the average Social Security wage base and a disparity factor based on the age at which Social Security benefits are payable (the 'Social Security Offset'). The pension benefit of participants on December 31, 1977 in the former Time Employees' Profit-Sharing Savings Plan (the 'Profit Sharing Plan') is further reduced by a fixed amount attributable to a portion of the employer contributions and investment earnings credited to such employees' account balances in the Profit Sharing Plan as of such date (the 'Profit Sharing Plan Offset').

     Under the Pension Plan, employees who are at least 60 years old and have completed at least ten years of service may elect early retirement and receive the full amount of their annual pension ('early retirement'). An early retirement supplement is payable to an employee terminating employment at age 55 and before age 60, after 20 years of service, equal to the actuarial equivalent of such person's accrued benefit, or, if greater, an annual amount equal to the lesser of 35% of such person's average compensation determined under the Pension Plan or such person's accrued benefit at age 60 plus Social Security benefits at age 65. The supplement ceases when the regular pension commences at age 60 or upon the death of the retiree.

     Federal law limits both the amount of compensation that is eligible for the calculation of benefits and the amount of benefits derived from employer contributions that may be paid to participants under the Pension Plan. However, as permitted by the Employee Retirement Income Security Act of 1974, as amended ('ERISA'), the Company has adopted the Time Warner Excess Benefit Pension Plan (the 'Excess Plan'), which provides for payments by the Company of certain amounts which employees of the Company would have received under the Pension Plan if eligible compensation were limited to $250,000 in 1994 (increased 5% per year thereafter, to a maximum of $350,000) and there were no payment restrictions. For purposes of the Excess Plan, the $200,000 limit (as indexed for years after 1989) on eligible compensation will only apply to compensation received in 1988 through 1993; the $250,000 limit (as adjusted) will apply to compensation received in 1994 and thereafter.

     The following table shows the estimated annual pension payable upon retirement to employees in specified remuneration and years-of-service classifications. The amounts shown in the table do not reflect the effect of the previously-described (1) Social Security Offset, (2) Profit Sharing Plan Offset or (3) early retirement supplements. The amount of the estimated annual pension is based upon a pension formula which applies to all participants in both the Pension Plan and the Excess Plan. The estimated amounts are based on the assumption that payments under the Pension Plan will commence upon normal retirement (generally age 65) or early retirement, that the Pension Plan will continue in force in its present form and that no joint and survivor annuity will be payable (which would on an actuarial basis reduce benefits to the employee but provide benefits to a surviving beneficiary). Amounts calculated under the pension formula which exceed ERISA limits will be paid under the Excess Plan from the Company's assets and are included in the amounts shown in the following table.

                                                         ESTIMATED ANNUAL PENSION FOR
HIGHEST CONSECUTIVE                                       YEARS OF CREDITED SERVICE
FIVE YEAR AVERAGE                    --------------------------------------------------------------------
COMPENSATION                            10          15          20          25          30          35
----------------------------------   --------    --------    --------    --------    --------    --------
$100,000..........................   $ 16,667    $ 25,000    $ 33,334    $ 41,668    $ 50,000    $ 52,500
 200,000..........................     33,334      50,000      66,668      83,335     100,000     105,000
 400,000..........................     66,668     100,000     133,336     166,670     200,000     210,000
 600,000..........................    100,000     150,000     200,000     250,000     300,000     315,000
 800,000..........................    133,336     200,000     266,672     333,340     400,000     420,000

     The amount of covered compensation that would be considered in the determination of the highest five consecutive full or partial years of compensation under the Pension Plan and the Excess Plan for each of Messrs. Levin, Turner, Parsons, Bressler and Haje is limited as a result of the imposition of the limitations on eligible compensation. However, because combined payments under the Pension Plan and the Excess Plan are based on the highest average annual compensation for any five consecutive full or partial calendar years of employment (taking into account the compensation limits only for 1988 and thereafter), the compensation used for determining benefits under such Plans for Mr. Levin (and employees who participated in the Pension Plan prior to 1988) will include eligible compensation in years prior to 1988 which exceeded these limits. The estimated annual benefits payable under the Pension Plan and the Excess Plan, as of February 1, 1999, would be based on average compensation of $729,248 for Mr. Levin; $296,641 for Mr. Turner; $282,850 for Mr. Parsons; $276,281 for Mr. Bressler; and $276,281 for Mr. Haje, with 26.8, 2.4, 4.0, 10.2 and 8.4 years of credited service, respectively. In addition, pursuant to his employment agreement, Mr. Parsons will be entitled to receive supplemental payments from the Company that will achieve a total retirement benefit equal to what he would have received if he had five additional years of credited service under the Pension Plan.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS

     The chart below compares the Company's Common Stock performance with the performance of the Standard & Poor's 500 Composite Stock Price Index ('S&P 500 Index') and a Peer Group Index by measuring the changes in common stock prices from December 31, 1993 plus reinvested dividends and distributions. Pursuant to the SEC's rules, the Company has created a peer group index with which to compare its own stock performance since a published industry or line-of-business index does not exist. The Company has attempted to select a grouping of companies that includes companies in lines of business similar to its own. Because of the Company's involvement in a broad mix of several major media and entertainment businesses and the fact that no other public companies are engaged in all of these businesses, no grouping could closely mirror the Company's businesses or weight those businesses to match the relative contributions of each of the Company's business units to the Company's performance. All of the companies included in the Company's Peer Group Index are engaged in only some of the businesses in which the Company is engaged and some are also engaged in businesses in which the Company does not participate. The common stocks of the following companies have been included in the Peer Group Index: Cablevision Systems Corporation, Comcast Corporation, McGraw-Hill Inc., Meredith Corporation, The News Corporation Limited, Tele-Communications, Inc., Viacom Inc. and The Walt Disney Company. The chart assumes $100 was invested on December 31, 1993 in each of the Company's Common Stock, the S&P 500 Index and the Peer Group Index and reflects reinvestment of dividends and distributions on a monthly basis and annual market capitalization weighting.

                  [PERFORMANCE GRAPH]

  VALUE AT       TIME WARNER      PEER GROUP      S&P 500
DECEMBER 31      COMMON STOCK       INDEX          INDEX
------------     ------------     ----------     ---------
1993....             $100            $100           $100
1994....               80              91            101
1995....               87             114            139
1996....               87             110            171
1997....              145             162            229
1998....              292             209            294

ADDITIONAL INFORMATION

     During 1998, the Company and its subsidiaries engaged in transactions in the ordinary course of business, on normal commercial terms, with ITOCHU Corporation and Toshiba Corporation, the beneficial owners during 1998 of more than five percent of the voting power of separate series of the Voting Preferred Stock. In addition, the Company maintains arrangements with subsidiaries of FMR Corp., a beneficial owner of more than five percent of the voting power of the Company's outstanding Common Stock, in connection with certain of the Company's employee benefit plans. The amounts involved in such transactions were not material to the Company or any of such companies.

     During 1998 and early 1999, as part of its stock repurchase program, the Company, directly and indirectly, purchased from each of ITOCHU and Toshiba shares of Common Stock that they held as a result of conversions or exchanges of shares of the Company's convertible preferred stock held by each of them. The Company purchased 11,079,644 of Toshiba's shares of Common Stock at a total cost of $406,845,484 and 12,400,504 of ITOCHU's shares of Common Stock at a total cost of $458,929,926. As of February 1, 1999, ITOCHU no longer owned any of the Company's convertible preferred stock.

     A company wholly owned by Mr. Turner is reimbursed by TBS for Mr. Turner's business use of a plane owned and operated by such company. During 1998, TBS reimbursed such company for an aggregate of $792,524 relating to Mr. Turner's business use of such plane during 1997 and 1998. Mr. Danforth, a director, is a partner at Bryan Cave LLP, a law firm that historically provided legal services to the Company and its subsidiaries prior to Mr. Danforth's service as a director. In 1998, the firm continued to render legal services to the Company and is expected to do so in the future. During 1998, Gerald Greenwald, a director, entered into a contract with Warner Books, Inc., one of the Company's subsidiaries, for the publication of a book to be written by Mr. Greenwald. Consistent with Warner Books' customary practices, Mr. Greenwald was paid an advance of $100,000 upon signing, and will be paid additional advances of $100,000 upon acceptance of the manuscript and $50,000 upon publication, with royalty payments dependent on book sales, all of which Mr. Greenwald has committed to donate to charity. Warner Books has also agreed, as part of Mr. Greenwald's advance, to pay up to $65,000 to Mr. Greenwald's collaborator.

    PROPOSAL TO AMEND THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO
                           INCREASE AUTHORIZED SHARES

     In December 1998, the Company effected a two-for-one Common Stock split, which followed an increase in the market price of the Common Stock of 100% during 1998. The stock split exhausted most of the Company's authority to issue Common Stock under its Restated Certificate of Incorporation (the 'Charter'). Accordingly, to preserve future flexibility, stockholders are being asked to approve an increase in the Company's authorized share capital.

     Specifically, stockholders are being asked to consider and approve an amendment to Section 1 of Article IV of the Company's Charter to increase the number of shares of Common Stock that the Company will have authority to issue to five billion shares and the number of shares of Series Common Stock, par value $.01 per share ('Series Common Stock'), to 600 million shares. The number of authorized shares of preferred stock, par value $.10 per share, will remain unchanged at 250 million shares. As a result, if the proposed amendment to the Charter is approved, the total number of shares of all classes of stock that the Company will have authority to issue will be 5.85 billion shares. The Board of Directors has unanimously declared the amendment advisable and recommends to stockholders that they approve the amendment.

COMMON STOCK AUTHORIZATION

     The Company currently is authorized to issue 2.0 billion shares of Common Stock. As of March 1, 1999, there were approximately 1.13 billion shares of Common Stock outstanding (excluding treasury shares) and approximately 572 million shares of Common Stock reserved for issuance under stock plans, for conversion of the Company's convertible securities and for other purposes. As a result, only approximately 300 million shares of Common Stock remain unissued and not reserved for issuance, which is not sufficient to permit the Company to effect additional Common Stock splits.

SERIES COMMON STOCK AUTHORIZATION


     The proposed amendment to the Charter would also increase from 200 million to 600 million the number of shares of Series Common Stock that the Company could issue. Currently, approximately 57 million shares of Series LMCN-V Stock are outstanding, all of which are beneficially owned by Liberty Media Corporation (see 'Security Ownership -- Security Ownership of Certain Beneficial Owners'). As a result of the recent Common Stock Split, each share of Series LMCN-V Stock is now, under certain circumstances, convertible into two shares of Common Stock. The Company would prefer that shares of Series LMCN-V Stock be convertible into one share of Common Stock. The proposed increase in the number of authorized shares of Series Common Stock would (1) accommodate a two-for-one split of the Series LMCN-V Stock and restore a one-to-one conversion rate with the Common Stock, (2) meet the requirement that the Company also keep available for issuance sufficient shares of another series of Series Common Stock into which the Series LMCN-V Stock is, under certain circumstances, convertible and
(3) leave sufficient authorized shares of Series Common Stock available to maintain a one-for-one conversion ratio for the Series LMCN-V Stock in the event of future Common Stock splits. The Company anticipates that the holders of the Series LMCN-V Stock will agree, subject to the approval of this proposed amendment to the Charter, to effect such a two-for-one split of the outstanding Series LMCN-V Stock to restore such one-to-one conversion rate. If this transaction is implemented, approximately 114 million shares of Series LMCN-V Stock would be outstanding and approximately 114 million shares of another series of Series Common Stock would be reserved for issuance.


GENERAL

     The additional shares of Common Stock and Series Common Stock to be authorized would be available for possible future stock dividends or splits, financing and acquisition transactions and other corporate purposes. Having the additional shares available for issuance in the future would also give the Company greater flexibility and allow shares of Common Stock and Series Common Stock to be issued without the expense and delay of a special stockholders' meeting. The additional shares would be available for issuance without further action by the stockholders unless such action is required by applicable law or the rules of any stock exchange on which the Company's securities are then listed. The New York Stock Exchange, Inc., on which the issued shares of Common Stock are listed, currently requires stockholder approval as a prerequisite to listing shares in certain instances, including in acquisition transactions which could result in the issuance of shares of Common Stock representing 20% or more of the outstanding Common Stock or voting power. In addition, the Board of Directors has the authority to establish additional series of Series Common Stock, and to fix the special rights and other terms of those series without having to obtain specific stockholder approval.


     The proposed increases in the number of authorized shares of Common Stock and Series Common Stock are not designed to deter or to prevent a change in control and the ability of the Board of Directors to issue additional shares could enhance the Board's ability to negotiate on behalf of the stockholders in a takeover situation. However, under certain circumstances, the Company could use the additional shares to create impediments for persons seeking to acquire control of the Company or to satisfy the voting requirements imposed by Delaware law and the Company's Charter with respect to a merger or other business combination involving the Company. For example, although there is currently no intention of doing so, the Company could (within the limits imposed by applicable law and stock exchange rules) issue shares of Common Stock or Series Common Stock in a private placement to a holder that would, depending on such holder's other holdings of the Company's securities, thereby have sufficient voting power to prevent the approval of a 'Business Combination' (which is defined in Article V of the Charter to mean, generally, mergers, consolidations and other extraordinary corporate transactions) or any alteration, amendment or repeal of the provisions of Article V. Accordingly, the power to issue Common Stock or Series Common Stock could enable the Board of Directors to make it difficult to accomplish certain 'Business Combinations.' The Company also has other defenses available to use against a third party trying to effect a change in control of the Company. In addition, the Company's issuance of the additional shares authorized by this proposal could have a dilutive effect on earnings or cash flow per share and the equity ownership of the Company's stockholders. The stockholders of the Company do not have preemptive rights under the Company's Charter to subscribe to additional securities which may be issued by the Company. The Company currently knows of no attempts to obtain control of the Company.


     At the present time, there are no plans to issue any shares of Common Stock or Series Common Stock for which authorization is being sought other than (1) Common Stock to be issued under the Company's benefit and stock plans or upon conversion of the Company's convertible preferred stock and (2) Series LMCN-V Stock to be issued in the split of the Series LMCN-V Stock discussed above.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of a majority in voting power of the outstanding shares of Common Stock and Voting Preferred Stock, voting together as a single class, is required to approve and adopt the amendment to the Charter to increase the number of authorized shares of Common Stock and Series Common Stock.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE CHARTER.

          APPROVAL OF THE TIME WARNER INC. 1999 RESTRICTED STOCK PLAN

     The Company is seeking stockholder approval of a new Restricted Stock Plan (the 'Plan') under which not more than .08% of the outstanding shares of Common Stock would be available annually for employee recruiting and retention purposes as determined and overseen by the Compensation Committee of the Board of Directors. The Board of Directors unanimously approved the Plan, subject to stockholder approval, in March 1999. The following summary of the Plan does not purport to be complete and is subject to, and qualified in its entirety by reference to, the text of the proposed Plan, which is set forth in Annex A to this Proxy Statement.

PURPOSE AND ELIGIBILITY

     Through the award of shares ('Restricted Shares') of the Company's Common Stock which will not generally vest for a number of years, the Plan is intended to attract and retain talented employees and prospective employees of the Company and its subsidiaries while providing them with a motivating stake in the Company's future that is aligned with that of the Company's stockholders. Although the Company has not generally awarded restricted stock to its employees since the consummation of the acquisition of WCI in 1990, management believes that its efforts in recent years to recruit certain executives to join the Company have been negatively affected by its inability to offer restricted stock as one of the elements of the Company's executive compensation package. If approved by stockholders, the Company intends to use the limited number of shares available under the Plan for grants to (1) talented prospective executives at its corporate and operating divisions as an additional incentive for such executives to join the Company and its subsidiaries and (2) a limited number of executives identified as showing superior talent and potential as an additional incentive for them to remain with the Company and its subsidiaries. The Company does not intend generally to grant restricted stock to individuals then employed as executive officers of the Company or the most senior executives at its operating divisions. Management may, however, also consider and recommend to the Board of Directors the use of Restricted Shares for other retention programs, such as including them as an element of the Company's deferred compensation programs, in which the Company's executive officers could participate.

     Restricted Shares may be awarded to eligible employees whether or not they participate or are entitled to participate in any other incentive, bonus or other compensation plan of the Company. Directors of the Company who are not also employees will not be eligible to receive Restricted Shares under the Plan.

ADMINISTRATION


     The Board has initially delegated authority to administer the Plan to the Compensation Committee of the Board, which is comprised solely of Unaffiliated Directors. At the time of any award of Restricted Shares, the Compensation Committee will designate a period of time which must elapse (the 'Vesting Period') and any other restrictions, terms and conditions that must be fulfilled before the Restricted Shares will become vested. The Plan provides that Restricted Shares awarded under the Plan will vest only if the holder of the Restricted Shares (the 'Holder') is still employed by the Company or one of its subsidiaries at the end of the Vesting Period, which must be at least three years for 95% of the awards made under the Plan, but may partially or fully vest earlier under certain circumstances. It is currently intended that most awards of Restricted Shares will have five-year Vesting Periods, however, the terms of awards to be made under the Plan (which need not be identical) have not yet been determined but will be set forth in an agreement (a 'Restricted Shares Agreement') in a form approved by the Compensation Committee.

     The Board of Directors of the Company may terminate or amend the Plan at any time. Any such amendment must comply with all applicable laws, regulations and stock exchange listing requirements. Termination or amendment of the Plan may not adversely affect the rights of any Holder without his or her consent.

SHARES COVERED BY THE PLAN


     The Plan provides that the maximum aggregate number of Restricted Shares of Common Stock that may be awarded under the Plan in each calendar year will be an amount determined by the Board of Directors not in excess of .08% of the shares of Common Stock outstanding on December 31 of the preceding calendar year.


PRINCIPAL FEATURES OF THE PLAN

     The Restricted Shares will be registered in the name of the Holder and will constitute issued and outstanding shares of Common Stock for all corporate purposes. Before the Restricted Shares have vested, the Holder will have the right to vote the Restricted Shares, to receive and retain all regular cash dividends (and any other distributions designated by the Board or the Compensation Committee) which are paid or distributed on the Restricted Shares, and to exercise all other rights as a holder of Common Stock with respect to such Restricted Shares, except that (1) the Company will retain custody of any stock certificates representing the Restricted Shares until the Vesting Period has expired and all other vesting requirements have been fulfilled; (2) other than regular cash dividends and such other distributions as the Board or Committee may designate, the Company will retain custody of all distributions which are paid or distributed on the Restricted Shares until the related Restricted Shares become vested; (3) the Holder may not transfer, encumber or otherwise dispose of the Restricted Shares during the Vesting Period; and (4) a breach of any restrictions, terms or conditions established by the Board or Committee with respect to any Restricted Shares will cause a forfeiture of such Restricted Shares.

     Upon expiration of the applicable Vesting Period and the satisfaction of any other applicable restrictions, terms and conditions, the Restricted Shares and any distributions on such Restricted Shares that were retained by the Company will become vested. Any Restricted Shares and any related retained distributions which do not vest will be forfeited to the Company. Unless the applicable Restricted Shares Agreement provides otherwise, the Restricted Shares will become fully vested upon the occurrence of certain 'change-in-control' transactions (as defined in the Plan).

     If a Holder's employment with the Company or a subsidiary terminates before the expiration of the Vesting Period, the vesting and forfeiture of the Restricted Shares will be governed by the terms of the applicable Restricted Shares Agreement. It is currently expected that Restricted Shares will be forfeited upon the Holder voluntarily terminating employment with the Company or one of its subsidiaries. If a Holder's employment is terminated for cause (as defined in the Plan) prior to the expiration of the Vesting Period, all Restricted Shares and any related retained distributions will be forfeited, unless the Holder is a party to an employment agreement that was approved by the Board of Directors and provides otherwise.

     The provisions of Section 162(m) of the Code generally disallow a tax deduction to a publicly held company for annual compensation in excess of $1 million paid to its chief executive officer or any of its other four most highly compensated executive officers unless the plan and awards pursuant to which the compensation is paid meet certain requirements. The Board has determined that designing the Plan and the awards thereunder as needed to satisfy those requirements would not be in the best interests of the Company, especially because the Company does not currently intend to grant Restricted Shares to such executive officers. If, however, a Holder were one of such executive officers at the time his or her award vested, the Company might not be entitled to deduct some or all of the compensation income attributable to such Restricted Shares.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of a majority of the votes cast on the proposal, either in person or by proxy, by the holders of Common Stock and Voting Preferred Stock entitled to vote and voting as a single class is required to approve the Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE 1999 RESTRICTED STOCK PLAN.

   APPROVAL OF AMENDMENTS TO THE 1988 RESTRICTED STOCK PLAN FOR NON-EMPLOYEE
                                   DIRECTORS

     The Company is seeking stockholder approval of certain amendments to the Directors' Restricted Stock Plan that were approved by the Board of Directors in January 1999. The proposed amendments are intended to keep the compensation of the Company's directors competitive and to revise the Plan in light of changes to SEC rules.


     Each Unaffiliated Director currently receives part of his or her annual retainer in the form of an annual grant of shares of Common Stock ('Restricted Shares') having a market value of $30,000, subject to forfeiture and certain restrictions. That annual grant value has remained unchanged since 1990. The remainder of the annual retainer is payable in cash. Each Unaffiliated Director also receives an annual award of options to purchase Common Stock. See 'Corporate Governance -- Director Compensation' above.


     After a review of director compensation policies at other large capitalization, blue chip companies, the Company's management concluded that the Company's director compensation had fallen behind. Management recommended amendments to the Directors' Restricted Stock Plan that would increase the Unaffiliated Directors' annual compensation and give the Board more flexibility in determining appropriate compensation in the future. This greater flexibility has been made practicable by changes to SEC rules since the Directors' Restricted Stock Plan was originally adopted in 1988. The Board accepted that recommendation.

     The proposed amendments to the Directors' Restricted Stock Plan would:

      permit the Board of Directors to determine the dollar value of the Restricted Shares to be awarded each year.

      change the maximum number of shares of Common Stock available for award under the plan to an amount in any calendar year not greater than .003% of the shares of Common Stock outstanding on December 31 of the prior calendar year.

      change the provisions regarding amendments to the Plan to provide that future amendments will comply with all applicable laws, regulations and stock exchange listing requirements.

     If the stockholders approve the proposed amendments to the Directors' Restricted Stock Plan, the value of the Restricted Shares granted to an Unaffiliated Director will be increased to $40,000 for 1999, and for each year thereafter until changed by the Board. The specific number of shares to be issued to each Unaffiliated Director in any particular year will depend on the per share market price of Common Stock at the time of issuance.

     The text of the amendments to the Directors' Restricted Stock Plan is attached as Annex B to this Proxy Statement. The foregoing description of these amendments does not purport to be complete and is subject to, and qualified in its entirety by reference to, the text of these amendments.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of a majority of the votes cast on the proposal, either in person or by proxy, by the holders of Common Stock and Voting Preferred Stock entitled to vote and voting as a single class is required to approve the amendments to the Directors' Restricted Stock Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENTS TO THE DIRECTORS' RESTRICTED STOCK PLAN.

                APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Ernst & Young LLP as independent auditors of the Company to audit its consolidated financial statements for 1999 and has determined that it would be desirable to request that the stockholders approve such appointment.

     Ernst & Young LLP has served the Company and its subsidiaries as independent auditors for many years. Representatives of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

VOTE REQUIRED FOR APPROVAL

     Stockholder approval is not required for the appointment of Ernst & Young LLP, since the Board of Directors has the responsibility for selecting auditors. However, the appointment is being submitted for approval at the Annual Meeting. No determination has been made as to what action the Board of Directors would take if stockholders do not approve the appointment.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the 'Exchange Act') requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during 1998, its officers, directors and greater than ten-percent beneficial owners complied with all applicable Section 16(a) filing requirements, except for Mr. Greenwald who reported an acquisition of Common Stock seven days late.

                            EXPENSES OF SOLICITATION

     All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by use of the mails, proxies and voting instructions may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Company has retained D.F. King & Co., Inc. at an estimated cost of $15,000, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

                 PROCEDURE FOR SUBMITTING STOCKHOLDER PROPOSALS

     Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company's proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the Company in a timely manner. In order to be so included for the 2000 Annual Meeting, stockholder proposals must be received by the Company no later than December 2, 1999, and must otherwise comply with the requirements of Rule 14a-8. In addition, the Company's By-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company's proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by the Secretary of the Company not less than 70 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at the Company's 2000 Annual Meeting, such a proposal must be received by the Company after January 21, 2000 but no later than March 11, 2000. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. If a stockholder who has notified the Company of his intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his proposal at such meeting, the Company need not present the proposal for a vote at such meeting.

     All notices of proposals by stockholders, whether or not to be included in the Company's proxy materials, should be sent to the attention of the Secretary of the Company at 75 Rockefeller Plaza, New York, New York 10019.

GENERAL

     The Board of Directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented, the persons named in the proxy will have discretion to vote in accordance with their own judgment on such matters.

                                         BY ORDER OF THE BOARD OF DIRECTORS,


                                         GERALD M. LEVIN
                                         Chairman of the Board and
                                         Chief Executive Officer

March 30, 1999

                                                                         ANNEX A

                                TIME WARNER INC.
                           1999 RESTRICTED STOCK PLAN

     1. PURPOSE. The purpose of the Plan is to attract, retain and motivate key employees and prospective employees (including officers) of the Company and its Subsidiaries and to further the identity of interests of such key employees and the Company's stockholders through additional opportunities for increased stock ownership by such key employees.

     2. CERTAIN DEFINITIONS. The following terms (whether used in the singular or plural) shall have the meanings indicated when used in the Plan.

          2.1 'Approved Transaction' means any transaction in which the Board (or, if approval of the Board is not required as a matter of law, the stockholders of the Company) shall approve (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (iii) the adoption of any plan or proposal for the liquidation or dissolution of the Company.

          2.2 'Board' means the Board of Directors of the Company.

          2.3 'Board Change' means, during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board ceased for any reason to constitute a majority thereof unless the election, or the nomination for election by Time Warner's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

          2.4 'Code' means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific Code section shall include any successor section.

          2.5 'Committee' means the Committee of the Board appointed pursuant to
     Section 3.3 hereof.

          2.6 'Common Stock' means the Common Stock, par value $.01 per share, of the Company.

          2.7 'Company' means Time Warner Inc., a Delaware corporation.


          2.8 'Control Purchase' means any transaction in which any person (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the 'Exchange Act')), corporation or other entity (other than the Company or any employee benefit plan sponsored by the Company or any of its Subsidiaries) (i) shall purchase any Common Stock (or securities convertible into Common Stock) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, without the prior consent of the Board, or (ii) shall become the 'beneficial owner' (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Rule 13d-3(d) in the case of rights to acquire securities of the Company).


          2.9 'Holder' means an individual to whom Restricted Shares have been awarded pursuant to Section 3 hereof.

          2.10 'Plan' means this 1999 Restricted Stock Plan of the Company.

          2.11 'Restricted Shares' means shares of Common Stock awarded to a Holder pursuant to Section 3 hereof.



          2.12 'Restricted Shares Agreement' means the agreement specified in
     Section 13 hereof.



          2.13 'Restriction Period' means a period of time beginning on the date of each award of Restricted Shares and ending on the Vesting Date with respect to each such award.



          2.14 'Retained Distributions' means distributions which are retained by the Company pursuant to Section 6.3 hereof.


          2.15 'Subsidiary' of a person means any present or future subsidiary of such person as such term is defined in section 424 of the Code and any present or future trade or business, whether or not incorporated, controlled by or under common control with such person. An entity shall be deemed a Subsidiary of a person only for such periods as the requisite ownership or control relationship is maintained.

          2.16 'Vesting Date' with respect to any Restricted Shares awarded hereunder means the date when such Restricted Shares shall become unconditionally vested as designated by the Board at the time Restricted Shares are awarded pursuant to Section 3 hereof.

     3. ADMINISTRATION AND AWARD OF RESTRICTED SHARES.

          3.1 Powers. The Plan shall be administered by the Board. Subject to the express provisions of the Plan, the Board shall have plenary authority, in its discretion, to award Restricted Shares under the Plan and to determine the terms and conditions (which need not be identical) upon which Restricted Shares shall be awarded, including, without limitation, (a) the individuals to whom, and the time or times at which, Restricted Shares shall be awarded hereunder, (b) the number of Restricted Shares covered by each award, (c) the Vesting Date(s) applicable to each award and the conditions, if any, subject to which Restricted Shares shall become vested on the Vesting Date and (d) the form, terms and provisions of the Restricted Shares Agreement evidencing each award of Restricted Shares hereunder.

          3.2 Interpretation. Subject to the express provisions of the Plan, the Board shall have plenary authority to interpret the Plan, to prescribe, amend and rescind the rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of the Plan. The determinations of the Board on the matters referred to in this Section 3 shall be conclusive.

          3.3 Delegation to Committee. Notwithstanding anything to the contrary contained herein, the Board may at any time, or from time to time, appoint a Committee and delegate to such Committee the authority of the Board to administer the Plan, including to the extent provided by the Board, the power to further delegate such authority. Upon such appointment and delegation, the Committee shall have all the powers, privileges and duties of the Board in the administration of the Plan to the extent provided in such delegation, except the power to appoint members of the Committee and to terminate, modify or amend the Plan. The Board may from time to time appoint members of any such Committee in substitution for or in addition to members previously appointed, may fill vacancies in the Committee and may discharge the Committee. Any such Committee shall have as chairman one of its members as determined by the Board or by the Committee members and shall hold its meetings at such times and places as it shall deem advisable. A majority of its members shall constitute a quorum and all determinations shall be made by a majority of its members. Any determination reduced to writing and signed by a majority of the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held.

     4. SHARES SUBJECT TO THE PLAN. Subject to the provisions of Section 11 hereof, the maximum aggregate number of Restricted Shares which may be awarded under the Plan in any calendar year, commencing with calendar year 1999, shall be an amount determined by the Board not in excess of .08% of the shares of Common Stock outstanding on December 31st of the preceding calendar year; provided, however, that any Restricted Shares awarded under the Plan in any calendar year which are forfeited by the terms of the Plan or any Restricted Shares Agreement in the same calendar year shall be deemed not to have been awarded for the purpose of this Section 4 and shall again become available for awards during such calendar year. Any Restricted Shares available for grant in any calendar year which are not granted in that calendar year shall not be available for grant in any subsequent calendar year and any Restricted Shares awarded in any calendar year which are forfeited by the terms of the Plan or any Restricted Shares Agreement in any subsequent calendar year shall not again be available for awards. No fractional shares of Common Stock shall be awarded or issued under the Plan.

     The Restricted Shares may be in whole or in part, as the Board shall from time to time determine, authorized but unissued shares of Common Stock or shares of Common Stock previously issued and outstanding and reacquired by the Company, or both.

     5. ELIGIBILITY AND CRITERIA FOR AWARDS. Awards may be made only to employees, including officers and directors who are also employees, of the Company or any of its Subsidiaries and prospective employees of the Company or any of its Subsidiaries. The vesting of Restricted Shares granted to a prospective employee shall be conditioned upon such person becoming an employee of the Company or any of its Subsidiaries. For purposes of the Plan, the term 'prospective employee' shall mean any person who holds an outstanding offer of employment on specific terms from the Company or any of its Subsidiaries. Awards may be made to employees who hold or have held awards under this Plan or any similar or other awards under any other plan of the Company or its Subsidiaries.

     6. RESTRICTIONS APPLICABLE TO RESTRICTED SHARES; CERTIFICATES REPRESENTING RESTRICTED SHARES.

          6.1 Vesting Date. The Board shall designate a Vesting Date with respect to each award of Restricted Shares and may prescribe restrictions, terms and conditions applicable to the vesting of such Restricted Shares in addition to those provided in the Plan; provided, however, that the Vesting Date with respect to not less than 95% of the Restricted Shares awarded under the Plan shall be not less than three years after the date of such award, subject to earlier vesting in whole or in part upon the occurrence of an Approved Transaction, Board Change or Control Purchase or the death, disability, retirement or other termination of the Holder's employment.

          6.2 Restrictions. Restricted Shares, when issued, will be registered in the name of the Holder to whom such Restricted Shares shall have been awarded. During the Restriction Period, any certificates representing the Restricted Shares and any securities constituting Retained Distributions shall bear a restrictive legend to the effect that ownership of the Restricted Shares (and such Retained Distributions), and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms and conditions provided in the Plan and the applicable Restricted Shares Agreement. Any such certificates shall be deposited by such Holder with the Company, together with stock powers or other instruments of assignment, each endorsed in blank, which will permit transfer to the Company of all or any portion of the Restricted Shares and any securities constituting Retained Distributions that shall be forfeited or that shall not become vested in accordance with the Plan and the applicable Restricted Shares Agreement.

          6.3 Rights of Holder. Restricted Shares shall constitute issued and outstanding shares of Common Stock for all corporate purposes. The Holder will have the right to vote such Restricted Shares, to receive and retain all regular cash dividends, and such other distributions as the Board may in its sole discretion designate, paid or distributed on such Restricted Shares and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to such Restricted Shares, with the exception that (i) the Holder will not be entitled to delivery of the stock certificate or certificates representing such Restricted Shares until the Restriction Period shall have expired and unless all other vesting requirements with respect thereto shall have been fulfilled; (ii) the Company will retain custody of the stock certificate or certificates representing the Restricted Shares during the

     Restriction Period; (iii) other than regular cash dividends and such other distributions as the Board may in its sole discretion designate, the Company will retain custody of all distributions ('Retained Distributions') made or declared with respect to the Restricted Shares (and such Retained Distributions will be subject to the same restrictions, terms and conditions as are applicable to the Restricted Shares) until such time, if ever, as the Restricted Shares with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested, and such Retained Distributions shall not bear interest or be segregated in separate accounts; (iv) the Holder may not sell, assign, transfer, pledge, exchange, encumber or dispose of the Restricted Shares or any Retained Distributions during the Restriction Period; and (v) a breach of any restrictions, terms or conditions provided in the Plan or established by the Board with respect to any Restricted Shares or Retained Distributions will cause a forfeiture of such Restricted Shares and any Retained Distributions with respect thereto.

     7. COMPLETION OF RESTRICTION PERIOD. On the Vesting Date with respect to each award of Restricted Shares, and the satisfaction of any other applicable restrictions, terms and conditions (a) Restricted Shares covered by that award shall become vested and (b) any Retained Distributions with respect to such Restricted Shares shall become vested to the extent that the Restricted Shares related thereto shall have become vested, all in accordance with the terms of the applicable Restricted Shares Agreement. Any such Restricted Shares and Retained Distributions that shall not have become vested shall be forfeited to the Company and the Holder shall not thereafter have any rights (including dividend and voting rights) with respect to such Restricted Shares and Retained Distributions that shall have been so forfeited.

     8. ACCELERATION OF VESTING DATE. Unless the applicable Restricted Shares Agreement provides otherwise, all outstanding awards of Restricted Shares shall unconditionally vest in full upon the occurrence of any Approved Transaction, Board Change or Control Purchase, and the date of the occurrence of any such Approved Transaction, Board Change or Control Purchase shall be deemed to be the Vesting Date for such Restricted Shares.

     9. TERMINATION OF EMPLOYMENT PRIOR TO EXPIRATION OF RESTRICTION PERIOD.

          9.1 General. If a Holder's employment shall terminate prior to the expiration of the Restriction Period applicable to any award of Restricted Shares, then such Restricted Shares shall be forfeited or shall vest, in whole or in part, as provided in the applicable Restricted Shares Agreement; provided, however, that any termination of a Holder's employment for cause will be treated in accordance with the provisions of Section 9.2.

          9.2 Termination for Cause. If a Holder's employment with the Company or any of its Subsidiaries shall be terminated for cause by the Company or such Subsidiary prior to the expiration of the Restriction Period applicable to any award of Restricted Shares, then the Holder shall forfeit all of such Restricted Shares and Retained Distributions with respect to such Restricted Shares. For the purpose of this Section 9.2, cause shall have the meaning ascribed thereto in any employment agreement to which such Holder is a party. In the absence of an employment agreement, cause shall include but not be limited to, insubordination, dishonesty, incompetence, moral turpitude, other misconduct of any kind and the refusal to perform the Holder's duties and responsibilities for any reason other than illness or incapacity; provided, however, that if such termination occurs within 12 months after an Approved Transaction, Control Purchase or Board Change, termination for cause in the absence of an employment agreement shall mean only a felony conviction for fraud, misappropriation or embezzlement.

          9.3 Special Rule. Notwithstanding any other provision of the Plan, the Board may provide in the applicable Restricted Shares Agreement that the award of Restricted Shares shall vest in a manner that differs from the provisions otherwise herein set forth; provided, however, that the provisions of any such Restricted Shares Agreement that differ from the provisions otherwise set forth herein shall be effective only if reflected in the terms of an employment agreement approved or ratified by the Board.

          9.4 Miscellaneous. The Board may determine whether any given leave of absence constitutes a termination of employment. Awards made under the Plan shall not be affected by any change of employment so long as the Holder continues to be an employee of the Company or one of its Subsidiaries.

     10. RIGHT OF COMPANY TO TERMINATE EMPLOYMENT. Nothing contained in the Plan or in any award of Restricted Shares pursuant to the Plan shall confer on any Holder any right to continue in the employ of the Company or any of its Subsidiaries or interfere in any way with the right of the Company or a Subsidiary to terminate the employment of the Holder at any time, with or without cause, notwithstanding the possibility that one or more awards of Restricted Shares may thereby be forfeited entirely.

     11. CHANGES IN STOCK. In the event of any stock split, dividend, distribution, combination, reclassification or recapitalization that changes the character or amount of the Common Stock prior to the expiration of the Restriction Period with respect to any award of Restricted Shares, the Board shall make such adjustments in the character and number of shares subject to such award, as shall be equitable and appropriate in order to make such award, immediately after any such change, as nearly as may be practicable, equivalent to such award, immediately prior to any such change. If any merger, consolidation or similar transaction affects the Common Stock subject to any unvested award of Restricted Shares, the Board or any surviving or acquiring corporation shall take such action as is equitable and appropriate to substitute a new award for such award or to assume such award in order to make such new or assumed award, as nearly as may be practicable, equivalent to the old award. If any such change or transaction shall occur, the number and kind of shares for which awards may thereafter be granted under the Plan shall be adjusted to give effect thereto.

     12. NONALIENATION OF BENEFITS. Except as specifically provided in Section 21, no right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefit.

     13. RESTRICTED SHARES AGREEMENT. Each award of Restricted Shares hereunder shall be evidenced by an agreement in such form and containing such terms and provisions not inconsistent with the provisions of the Plan as the Board from time to time shall approve. Such agreement shall be entered into between the Company and the Holder at the time of any award of Restricted Shares hereunder. Such agreement may contain (but shall not be required to contain) such provisions as the Board deems appropriate to ensure that the penalty provisions of Section 4999 of the Code will not apply to any stock or cash received by the Holder from the Company or any of its Subsidiaries.

     14. TERMINATION AND AMENDMENT OF PLAN. The Board may terminate or amend the Plan at any time in such respects as it shall deem advisable; provided, however, that any such amendment shall comply with all applicable laws and regulations and stock exchange listing requirements. No termination or amendment of the Plan may, without the consent of the Holder to whom any award of Restricted Shares shall theretofore have been granted, adversely affect the rights of such Holder with respect to such award. With the consent of the Holder and subject to the terms and conditions of the Plan, the Board may amend outstanding Restricted Shares Agreements with any Holder, including, without limitation, any amendment which would accelerate the Vesting Date with respect to any award of Restricted Shares. Without limiting the generality of the foregoing, the Board may but solely with the Holder's consent, agree to cancel any award of Restricted Shares under the Plan and issue a new award in substitution therefor, provided that the award so substituted shall satisfy all of the requirements of the Plan as of the date such new award is made.

     15. GOVERNMENT AND OTHER REGULATIONS. Notwithstanding any other provisions of the Plan, the obligations of the Company with respect to awards of Restricted Shares shall be subject to all applicable laws, rules and regulations, and such approvals by any governmental agencies as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Common Stock pursuant to any award of Restricted Shares under the Plan until such time as (a) any legal requirements or regulations shall have been met relating to the issuance of such Restricted Shares or to their registration, qualification or exemption from registration or qualification under the Securities Act of 1933 or any applicable state securities laws; and (b) satisfactory assurances shall have been received that such Restricted Shares when issued will be duly listed on any securities exchange on which the Common Stock may be listed.

     16. NONEXCLUSIVITY OF PLAN. Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including without limitation, the awarding of stock and cash awards otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

     17. WITHHOLDING TAXES. The Company's obligation to deliver stock to the Holder upon the vesting of Restricted Shares shall be subject to applicable federal, state and local tax withholding requirements. Federal, state and local withholding taxes paid by a Holder upon the vesting of Restricted Shares may be paid in shares of Common Stock upon such terms and conditions as the Board shall determine; provided, however, that the Board in its sole discretion may disapprove such payment and require that such taxes be paid in cash.

     18. EXCLUSION FROM PENSION AND OTHER BENEFIT PLANS. By acceptance of an award under the Plan, each Holder shall be deemed to have agreed that the award of Restricted Shares is special incentive compensation and that it will not be taken into account as 'salary' or 'compensation' or 'bonus' in determining the amount of any payment under any pension, retirement or other employee benefit plan of the Company or any Subsidiary. In addition, each beneficiary of a deceased Holder shall be deemed to have agreed that such award will not affect the amount of any life insurance coverage, if any, provided by the Company on the life of the Holder which is payable to such beneficiary under any life insurance plan covering employees of the Company.

     19. GOVERNING LAW. The Plan shall be governed by, and construed in accordance with, the laws of the State of New York.

     20. EFFECTIVE DATE OF THE PLAN. The Plan shall become effective on the date of its approval by the stockholders of the Company entitled to vote thereon. Prior to such approval, the Board may, in its discretion, award or authorize the awarding of Restricted Shares under the Plan which shall be expressly subject to the condition that the Plan shall have been so approved. Unless the Plan shall be so approved, the Plan and all Restricted Shares theretofore awarded hereunder shall be and become null and void.

     21. BENEFICIARIES. Each Holder may designate any person(s) or legal entity(ies), including his or her estate, as his or her beneficiary under the Plan. Such designation shall be made in writing on a form filed with the Secretary of the Company or his or her designee and may be revoked or changed by such Holder at any time by filing written notice of such revocation or change with the Secretary of the Company or his or her designee. If no person shall be designated by a Holder as his or her beneficiary or if no person designated as a beneficiary survives such Holder, the Holder's beneficiary shall be his or her estate.

                                                                         ANNEX B

                           STATEMENT OF AMENDMENTS TO
                                TIME WARNER INC.
                         1988 RESTRICTED STOCK PLAN FOR
                             NON-EMPLOYEE DIRECTORS


     1. Paragraph 3 of the Time Warner Inc. 1988 Restricted Stock Plan for Non-Employee Directors (the 'Plan') is hereby amended to read in its entirety as follows:


          '3. SHARES SUBJECT TO THE PLAN. Subject to the provisions of paragraph 9 hereof, the maximum aggregate number of Restricted Shares which may be issued under the Plan in any calendar year, commencing with calendar year 1999, shall be equal to .003% of the shares of Common Stock outstanding on December 31st of the preceding calendar year. Any Restricted Shares available for grant in any calendar year which are not granted in that calendar year shall not be available for grant in any subsequent calendar year and any Restricted Shares awarded in any calendar year that are forfeited by the terms of the Plan in any subsequent calendar year shall not again be available for awards. No fractional shares of Common Stock shall be granted or issued under the Plan.

          The Restricted Shares may be, in whole or in part, authorized but unissued shares of Common Stock or shares of Common Stock previously issued and outstanding and reacquired by the Company.'


     2. Paragraph 5 of the Plan is hereby amended to read in its entirety as follows:



          '5. ANNUAL GRANTS. Subject to the provisions of paragraph 3 hereof, each Outside Director shall automatically be granted under the Plan, as of the conclusion of each annual meeting of stockholders of the Company (the 'Grant Date'), that number of Restricted Shares equal to (a) for Grant Dates occurring during calendar years 1990 through 1998, $30,000 divided by the Average Market Price of the Common Stock on the Grant Date and (b) for Grant Dates occurring during calendar year 1999 and thereafter, that number of Restricted Shares equal to a dollar amount determined by the Board of Directors on or before the Grant Date divided by the Average Market Price of the Common Stock on the Grant Date, and except as hereinafter provided, the Company shall promptly thereafter issue such shares, in each case without any further action required to be taken by the Board or any committee thereof. The Company shall not be required to issue fractions of Restricted Shares and in lieu thereof any fractional Restricted Share shall be rounded to the next whole number. Notwithstanding the foregoing, in the case of an Outside Director who, as of any Grant Date, has not continuously served as a member of the Board for a period of at least six consecutive months (a 'new Outside Director'), the Restricted Shares granted to such new Outside Director on such Grant Date shall not be issued in such new Outside Director's name until six months after such new Outside Director shall have first become a new Outside Director. An individual who shall become an Outside Director subsequent to the date of the annual meeting of stockholders of the Company for any year shall first become eligible to participate in the Plan commencing on the date of the next annual meeting of stockholders of the Company.'



     3. Paragraph 15 of the Plan is hereby amended to read in its entirety as follows:


          '15. AMENDMENT AND TERMINATION OF PLAN. The Board may at any time terminate the Plan or make such amendments to the Plan as it shall deem advisable; provided, however, that no termination or amendment of the Plan shall adversely affect the right of any Outside Director (without his or her consent) under any grant previously made and any amendment shall comply with all applicable laws and regulations and stock exchange listing requirements.'


     4. Paragraph 16(b) of the Plan is amended by deleting the words 'the New York Stock Exchange and the Pacific Stock Exchange' and by inserting in lieu thereof the words 'any applicable stock exchange.'


     5. The foregoing amendments to the Plan shall become effective upon approval by the stockholders of the Company.

                                  DIRECTION TO
                               WARNER BROS. STUDIO

FROM BEVERLY HILLS/CENTURY CITY
Beverly Drive North to Coldwater Canyon.
North on Coldwater to the 101 Ventura Fwy
East to the 134 Ventura Fwy East off at Pass
Avenue. Go South (right) on Pass Avenue
to Riverside Dr. turn left. Go East on Riverside
Dr. to Hollywood Way, turn right straight into Hollywood Way entrance gate #4.


FROM BURBANK GLENDALE
PASADENA AIRPORT
Hollywood Way South as far as you can go. This takes you in Hollywood Way entrance gate #4.


                                      [MAP]


FROM LOS ANGELES
INTERNATIONAL AIRPORT
Century Blvd East to the 405 San Diego Fwy
North to the 101 Ventura Fwy East (towards
Los Angeles) to the 134 Ventura Fwy East, off at Pass Avenue. Go South (right) on Pass Avenue to Riverside Dr. turn left. Go East on Riverside Dr.
to Hollywood Way, turn right straight into Hollywood Way entrance gate #4.

FROM DOWNTOWN
LOS ANGELES
101 Hollywood Fwy North to Barham Blvd.
North on Barham which turns into Olive Ave.
Stay East on Olive Ave. to Hollywood Way turn right into Hollywood Way entrance gate #4.



                       LIMITED PARKING WILL BE AVAILABLE

                                   APPENDIX I
                                   PROXY CARD


                                  TIME WARNER INC.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TIME WARNER INC. FOR THE ANNUAL MEETING ON MAY 20, 1999

     The undersigned hereby constitutes and appoints Richard J. Bressler, Peter P R. Haje and Andrew J. Kaslow, and each of them, its true and lawful agents R and proxies, with full power of substitution in each, to attend the Annual O Meeting of Stockholders of TIME WARNER INC. on Thursday, May 20, 1999, and
X    any adjournment thereof, and to vote on the matters indicated all the
Y shares of Common Stock which the undersigned would be entitled to vote if personally present.

ELECTION OF DIRECTORS FOR TERMS EXPIRING IN 2000 -- Merv Adelson,     PLEASE MARK, SIGN AND DATE THIS PROXY
J. Carter Bacot, Stephen F. Bollenbach, John C. Danforth, Beverly     CARD ON THE REVERSE SIDE AND RETURN IT
Sills Greenough, Gerald Greenwald, Carla A. Hills, Gerald M. Levin,   PROMPTLY USING THE ENCLOSED REPLY
Reuben Mark, Michael A. Miles, Richard D. Parsons, R.E. Turner and    ENVELOPE.
Francis T. Vincent, Jr., nominees.

                                                    (CONTINUED ON REVERSE SIDE)
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _



          [MAP INDICATING DIRECTIONS TO ANNUAL MEETING LOCATION]

This proxy when properly executed will be voted in the manner directed herein.      Please mark
If no direction is made, this proxy will be voted FOR all nominees listed and        your votes   X
FOR proposals 2 through 5.                                                           this way


The Board of Directors recommends a vote FOR all nominees in Item 1 and FOR proposals 2 through 5.

                            FOR   WITHHELD                                        FOR   AGAINST   ABSTAIN
1. Election of Directors    [ ]     [ ]               3. Approval of 1999         [ ]     [ ]       [ ]
   (see reverse).                                        Restricted Stock Plan.

   For, except vote withheld from the                                             FOR   AGAINST   ABSTAIN
   following nominee(s):                              4. Approval of amendments   [ ]     [ ]       [ ]
   ______________________________________                to Restricted Stock
                                                         Plan for Non-Employee
                                                         Directors.
                            FOR   AGAINST   ABSTAIN                               FOR   AGAINST   ABSTAIN
2. Approval of charter      [ ]     [ ]       [ ]     5. Approval of Auditors.    [ ]     [ ]       [ ]
   amendment to increase
   authorized shares.





6. In their discretion, upon such other matters as may properly come before the Meeting.



                                        MEETING ATTENDANCE           [ ]

                                 Please mark this box if you plan
                                      to attend the Meeting.

                                          ADDRESS CHANGE             [ ]

                                 Please mark this box if you have
                                    indicated an address change.

                          Receipt is hereby acknowledged of the Time Warner Inc. Notice of Meeting and Proxy Statement.



Signature(s) ___________________________________________ Date __________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _


                           FOLD AND DETACH CARD HERE
     RETURN CARD IN ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING AND DATING


                                     [LOGO]

                                ADMISSION TICKET

                      1999 ANNUAL MEETING OF STOCKHOLDERS
                             THURSDAY, MAY 20, 1999
                                    10:00 AM

                              WARNER BROS. STUDIO
                             4000 WARNER BOULEVARD
                                  BURBANK, CA


               THIS TICKET MUST BE PRESENTED TO ENTER THE MEETING

                               ADMITS TWO PERSONS

                      APPENDIX II   PREFERRED PROXY CARD


                                          ======================================
                                           PLEASE MARK, SIGN AND DATE THIS PROXY
                                                AND RETURN IT PROMPTLY USING
                                                 THE ENCLOSED REPLY ENVELOPE.
                                          ======================================

                                     PROXY

                                TIME WARNER INC.
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
            TIME WARNER INC. FOR THE ANNUAL MEETING ON MAY 20, 1999

     The undersigned hereby constitutes and appoints Richard J. Bressler, Peter
R. Haje and Andrew J. Kaslow, and each of them, its true and lawful agents and proxies, with full power of substitution in each, to attend the Annual Meeting of Stockholders of TIME WARNER INC. on Thursday, May 20, 1999, and any adjournment thereof, and to vote on the matters indicated all the shares of Preferred Stock which the undersigned would be entitled to vote if personally present.

     This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all nominees listed in item 1 and FOR proposals 2 through 5.

------------------        -------------------------           ------------------
Name of Holder            Series of Preferred Stock           Number of Shares

     THE TIME WARNER INC. BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES IN ITEM 1 AND FOR PROPOSALS 2 THROUGH 5.

1. Election of Directors for terms expiring in 2000 -- Merv Adelson, J. Carter Bacot, Stephen F. Bollenbach, John C. Danforth, Beverly Sills Greenough, Gerald Greenwald, Carla A. Hills, Gerald M. Levin, Reuben Mark, Michael A. Miles, Richard D. Parsons, R.E. Turner and Francis T. Vincent, Jr., nominees.
                                      FOR [ ]     WITHHELD [ ]

     [ ] FOR, except vote withheld from the following nominee(s): ______________
     __________________________________

2.   Approval of charter amendment to increase authorized shares.

                                      FOR [ ]      AGAINST [ ]      ABSTAIN [ ]

3.   Approval of 1999 Restricted Stock Plan.

                                      FOR [ ]      AGAINST [ ]      ABSTAIN [ ]

4.   Approval of Amendments to Restricted Stock Plan for Non-Employee Directors.

                                      FOR [ ]      AGAINST [ ]      ABSTAIN [ ]

5.   Approval of Auditors.

                                      FOR [ ]      AGAINST [ ]      ABSTAIN [ ]

6. In their discretion, upon such other matters as may properly come before the meeting.

Please check this box if you plan to attend the meeting.         [ ]



                       Signature(s)
                                    ---------------------------------


                                    ---------------------------------   --------
                                    Note: Please sign exactly as name   Date
                                    appears hereon.  When signing
                                    as attorney, officer, administrator
                                    or trustee, please give full title
                                    as such.

                        APPENDIX III   LMCN-V PROXY CARD


                                          ======================================
                                           PLEASE MARK, SIGN AND DATE THIS PROXY
                                             AND RETURN IT PROMPTLY USING THE
                                                  ENCLOSED REPLY ENVELOPE.
                                          ======================================

                                      PROXY

                                TIME WARNER INC.
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TIME WARNER INC. FOR THE ANNUAL MEETING ON MAY 20, 1999

     The undersigned hereby constitutes and appoints Richard J. Bressler, Peter
R. Haje and Andrew J. Kaslow, and each of them, its true and lawful agents and proxies, with full power of substitution in each, to attend the Annual Meeting of Stockholders of TIME WARNER INC. on Thursday, May 20, 1999, and any adjournment thereof, and to vote on the matters indicated all the shares of SERIES LMCN-V COMMON STOCK which the undersigned would be entitled to vote if personally present.

     This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all nominees listed in item 1.

------------------------        ------------
Name of Holder                  Number of Shares

     THE TIME WARNER INC. BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES IN ITEM 1.

1. Election of Directors for terms expiring in 2000 - Merv Adelson, J. Carter Bacot, Stephen F. Bollenbach, John C. Danforth, Beverly Sills Greenough, Gerald Greenwald, Carla A. Hills, Gerald M. Levin, Reuben Mark, Michael A. Miles, Richard D. Parsons, R. E. Turner and Francis T. Vincent, Jr., nominees.
                                   FOR [ ]      WITHHELD [ ]

     [ ] FOR, except vote withheld from the following nominee(s):_______________
     __________________________________________________

2. In their discretion, upon such other matters as may properly come before the meeting.

Please check this box if you plan to attend the meeting.     [ ]


                              Signature(s)
                              ---------------------------------


                              ---------------------------------    -------
                              Note: Please sign exactly as name      Date
                              appears hereon.  When signing
                              as attorney, officer, administrator
                              or trustee, please give full title
                              as such.

                       APPENDIX IV   VOTING INSTRUCTIONS


                                                CONFIDENTIAL VOTING INSTRUCTIONS


TIME WARNER SAVINGS PLAN
TIME WARNER THRIFT PLAN
TWC SAVINGS PLAN
SOUTHERN PROGRESS EMPLOYEES' SAVINGS PLAN

Instructions solicited by Fidelity Management Trust Company on behalf of the Board of Directors for the Time Warner Inc. Annual Meeting on May 20, 1999.

Under the provisions of the Trusts relating to these Plans, Fidelity Management Trust Company ("Fidelity"), as Trustee, is required to request your confidential instructions as to how your proportionate interest in the shares of Time Warner Common Stock held in the respective Time Warner Common Stock fund under each of those Plans (an "interest") is to be voted at the Annual Meeting of Stockholders scheduled to be held on May 20, 1999. Your instructions to Fidelity will not be divulged or revealed to anyone at Time Warner Inc. If Fidelity does not receive your instructions on or prior to May 17, 1999, your interest, if any, attributable to (a) accounts transferred from the Time Incorporated Payroll-Based Employee Stock Ownership Plan ("PAYSOP") and the WCI Employee Stock Ownership Plan ("WCI ESOP") will not be voted and (b) the remainder of your Plan accounts, if any, will be voted at the Annual Meeting in the same proportion as other participants' interests in each such respective Plan for which Fidelity has received voting instructions (excluding PAYSOP and WCI ESOP accounts).


                              This instruction card must be
                              signed exactly as name appears
                              hereon.


                              --------------------------------------------

                              --------------------------------------------
                              Signature(s)                        Date

                                    (CONTINUED ON REVERSE SIDE)

The undersigned hereby instructs Fidelity, as Trustee, to vote as follows by proxy at the Annual Meeting of Stockholders of Time Warner Inc. to be held on May 20, 1999 and at any adjournment thereof, the undersigned's proportionate interest in the shares of Time Warner Common Stock held in the Time Warner Common Stock fund under each of the Plans.




1. Election of Directors for terms expiring in 2000 - Merv Adelson, J. Carter Bacot, Stephen F. Bollenbach, John C. Danforth, Beverly Sills Greenough, Gerald Greenwald, Carla A. Hills, Gerald M. Levin, Reuben Mark, Michael A. Miles, Richard D. Parsons, R.E. Turner and Francis T. Vincent, Jr., nominees.

                                      FOR [ ]     WITHHELD [ ]

     [ ] FOR, except vote withheld from the following  nominee(s): _____________
     _____________________________

2.   Approval of charter amendment to increase authorized shares.

                                      FOR [ ]      AGAINST [ ]      ABSTAIN [ ]

3.   Approval of 1999 Restricted Stock Plan.

                                      FOR [ ]      AGAINST [ ]      ABSTAIN [ ]

4.   Approval of Amendments to Restricted Stock Plan for Non-Employee Directors.

                                      FOR [ ]      AGAINST [ ]      ABSTAIN [ ]

5.   Approval of Auditors.
                                      FOR [ ]      AGAINST [ ]      ABSTAIN [ ]

6. To grant discretionary voting authority to management persons regarding such other matters as may properly come before the meeting.

Please check this box if you plan to attend the meeting.            [ ]

                      PLEASE SIGN AND DATE ON REVERSE SIDE